Exhibit (a)(5)(R)





                                                                 GUCCI
                                                                GUCCI GROUP

GUCCI GROUP N.V. - Consolidated statements of income
(In thousands of Euro, except per share and share amounts)

-------------------------------------------------------------------------------------------------------------------------
                                                                       2003                   2002               2001(*)
-------------------------------------------------------------------------------------------------------------------------
Net revenues                                                      2,587,390              2,544,286             2,565,116
Cost of goods sold                                                  851,984                802,007               773,399
-------------------------------------------------------------------------------------------------------------------------
Gross profit                                                      1,735,406              1,742,279             1,791,717
Selling, general and administrative expenses                      1,463,026              1,433,276             1,393,123
Restructuring expenses                                               27,008                  3,144                     -
Goodwill and trademark amortization                                 125,575                126,418               130,209
-------------------------------------------------------------------------------------------------------------------------
Operating profit                                                    119,797                179,441               268,385
Restructuring expenses                                                    -                      -                 (750)
Financial income, net                                                11,881                 62,796                88,123
Other income (expenses), net                                         13,695                (1,257)                10,586
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes and minority interests                   145,373                240,980               367,844
Income tax expense (benefit)                                       (22,115)                 19,286                58,679
-------------------------------------------------------------------------------------------------------------------------
Net income before minority interests                                167,488                221,694               309,165
Minority interests                                                    6,759                  5,060                 3,370
-------------------------------------------------------------------------------------------------------------------------
Net income for the year                                             174,247                226,754               312,535
------------------------------------------------------ --------------------- ---------------------- ---------------------
Net income per share of common stock-- basic                           1.75                   2.24                  3.12
Weighted average number of shares-- basic                        99,518,957            101,060,751           100,174,358
Net income per share of common stock - diluted                         1.73                   2.21                  3.08
Weighted average number of shares
and share equivalents - diluted                                 100,697,227            102,422,918           101,524,040
-------------------------------------------------------------------------------------------------------------------------

(*) The Euro amounts have been calculated from previously published US Dollar amounts in accordance with the criteria disclosed in Note 3 to these consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.


                                                                 GUCCI
                                                              GUCCI GROUP

GUCCI GROUP N.V. - Consolidated balance sheets
(In thousands of Euro)
----------------------------------------------------------------------------------------------------------------------
                                                                                                    2003         2002
Assets
Current assets
Cash and cash equivalents                                                                      1,270,748    2,782,588
Short-term financial assets                                                                      380,091            -
Trade receivables, net                                                                           352,525      331,834
Inventories, net                                                                                 495,655      472,028
Current value of hedge derivatives                                                                70,790      110,559
Other current assets                                                                             276,462      326,186
----------------------------------------------------------------------------------------------------------------------
Total current assets                                                                           2,846,271    4,023,195
----------------------------------------------------------------------------------------------------------------------
Non-current assets
Long-term financial assets                                                                        17,446      408,079
Property, plant and equipment, net                                                               941,272      912,497
Goodwill, trademarks, other intangible assets and deferred charges, net                        1,976,339    2,110,015
Deferred tax assets                                                                              289,996      263,671
Other non-current assets                                                                         104,905       63,150
----------------------------------------------------------------------------------------------------------------------
Total non-current assets                                                                       3,329,958    3,757,412
----------------------------------------------------------------------------------------------------------------------
Total assets                                                                                   6,176,229    7,780,607
----------------------------------------------------------------------------------------------------------------------
Liabilities and shareholders' equity
Current liabilities
Bank overdrafts and short-term loans                                                             423,687      630,534
Trade payables and accrued expenses                                                              473,248      478,479
Tax liabilities and income tax payable                                                            93,968      143,857
Other current liabilities                                                                         91,892      119,262
----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                      1,082,795    1,372,132
----------------------------------------------------------------------------------------------------------------------
Non-current liabilities
Long-term financial payables                                                                   1,318,292    1,202,411
Pension liabilities and severance indemnities                                                     55,124       50,831
Long-term tax payable and deferred tax liabilities                                               339,195      381,052
Other long-term liabilities                                                                       25,181       38,182
----------------------------------------------------------------------------------------------------------------------
Total non-current liabilities                                                                  1,737,792    1,672,476
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                              2,820,587    3,044,608
----------------------------------------------------------------------------------------------------------------------
Minority interests                                                                                41,714       64,566
----------------------------------------------------------------------------------------------------------------------
Shareholders' equity
Share capital                                                                                    106,159      104,688
Contributed surplus                                                                            1,478,543    2,790,401
Retained earnings                                                                              1,145,388      968,745
Treasury stock, at cost                                                                        (261,328)    (173,274)
Accumulated other comprehensive income                                                           670,919      754,119
Net result for the year                                                                          174,247      226,754
----------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                                           3,313,928    4,671,433
----------------------------------------------------------------------------------------------------------------------
Total liabilities, minority interests and shareholders' equity                                 6,176,229    7,780,607
----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                                                 GUCCI
                                                              GUCCI GROUP

GUCCI GROUP N.V. - Consolidated statements of cash flows
(In thousands of Euro)

-------------------------------------------------------------------------------------------------------------------
                                                                         2003             2002           2001(*)
Cash flow provided by operating activities
Net result for the year                                               174,247          226,754           312,535
Depreciation                                                          102,077           93,950            77,094
Amortization                                                          149,177          148,525           145,585
Net loss (gain) on sale and write-down of non-current assets           16,722              (28)                2
Changes (net of acquisitions) in:
   trade receivables, net                                             (29,192)         (27,872)          (24,215)
   inventories, net                                                   (33,907)         (43,333)          (80,368)
   other current assets                                                53,657          (45,014)          (54,855)
   trade payables and accrued expenses                                  4,354           36,870           (34,209)
   income tax payable                                                 (62,717)         (20,161)           18,417
   other current liabilities                                          (24,455)         (27,879)          (44,477)
   deferred tax                                                       (62,134)         (72,132)          (63,412)
   other non-current assets                                            (6,612)         (13,126)           (7,882)
   other non-current liabilities                                      (21,059)          (9,218)          (15,369)
-------------------------------------------------------------------------------------------------------------------
Cash flow provided by operating activities                            260,158          247,336           228,846
-------------------------------------------------------------------------------------------------------------------
Cash flow used in investing activities
Acquisitions                                                          (10,286)         (24,875)         (220,264)
Acquisition of minority interest in Sergio Rossi                      (41,058)               -
Purchases of tangible assets                                         (195,129)        (255,578)         (245,869)
Increase in deferred charges and intangible assets                    (20,925)         (85,077)          (96,081)
Proceeds from the sale of non-current assets                                -            2,987            10,100
-------------------------------------------------------------------------------------------------------------------
Cash flow used in investing activities                               (267,398)        (362,543)         (552,114)
-------------------------------------------------------------------------------------------------------------------
Cash flow (used in) provided by financing activities
Issuance (repayment) of long-term debt, net                           168,391          384,891          (173,031)
Proceeds from the sale of long-term financial assets                   28,167                -                 _
Changes in financial assets                                           (45,990)        (151,990)
Investment in long-term financial assets                                    -                -          (299,419)
Purchases of treasury shares                                         (281,573)        (158,499)                -
Proceeds from the exercise of stock options and
other movements                                                       227,693           41,749            27,869
Return of capital to shareholders                                  (1,347,005)               -                 -
Dividends                                                             (49,797)         (50,709)         (425,243)
-------------------------------------------------------------------------------------------------------------------
Cash flow (used in) provided by financing activities               (1,300,114)          65,442          (869,824)
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash, net of short-term
financial indebtedness                                             (1,307,354)         (49,765)       (1,193,092)
Effect of exchange rates on cash
(short-term financial indebtedness), net:
Exchange effects arising from translation                               2,361            4,984           (35,118)
Exchange effects arising from change to Euro                                                 -           206,510
Cash (short-term financial indebtedness)
from acquired companies, net                                                -           (2,914)           (8,297)
Cash and cash equivalents, net of short-term
financial indebtedness, at the beginning of the year                2,152,054        2,199,749         3,229,746
Cash and cash equivalents, net of short-term
financial indebtedness, at the end of the year                        847,061        2,152,054         2,199,749
-------------------------------------------------------------------------------------------------------------------
(continued)


                                                                 GUCCI
                                                               GUCCI GROUP

GUCCI GROUP N.V. - Consolidated statements of cash flows (continued)
(In thousands of Euro)

----------------------------------------------------------------------------------------------------------------------
                                                                           2003             2002         2001(*)
Cash and cash equivalents, net of short-term
financial indebtedness, comprise the following:
Cash and cash equivalents                                             1,270,748        2,782,588       2,964,907
Bank overdrafts and short-term loans                                   (423,687)        (630,534)       (765,158)
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, net                                          847,061        2,152,054       2,199,749
----------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
----------------------------------------------------------------------------------------------------------------------
                                                                           2003             2002         2001(*)
Cash paid during the period:
Interest expense                                                         77,128           52,161          68,788
Income taxes                                                             89,759          121,157         106,508
Cash flow from interest received                                         83,705          122,274         163,055
----------------------------------------------------------------------------------------------------------------------

Assets and liabilities in the businesses acquired were as follows:
----------------------------------------------------------------------------------------------------------------------
                                                                           2003             2002            2001

Fixed assets                                                              1,286              743          16,205
Assets under capital lease                                                2,566                -               -
Trade receivables                                                             -            5,691          19,287
Inventories                                                               2,007            1,675           7,717
Trade payables                                                           (2,100)          (2,857)        (22,894)
Other liabilities, net                                                    1,591           (3,205)        (49,038)
Cash (short-term indebtedness), net                                           -           (2,914)         (8,297)
Financial payables                                                       (3,023)               -          (2,805)
Effects of changes in exchange rates                                       (293)             616           4,693
----------------------------------------------------------------------------------------------------------------------
                                                                          2,034             (251)        (35,132)
Goodwill and trademarks, net of deferred taxes                           12,229           29,721         281,073
----------------------------------------------------------------------------------------------------------------------
Cost of acquisitions                                                     14,263           29,470         245,941
----------------------------------------------------------------------------------------------------------------------
Amount paid during the year                                              10,286           24,875         220,264
Amount paid in prior year                                                 3,977                -               -
Amount to be paid as at the year end                                          -            4,595          25,677
----------------------------------------------------------------------------------------------------------------------

(*) The Cash flows were converted from US Dollar to Euro using the average exchange rate of 2001 except for cash and cash equivalents amounts which were converted from US Dollar to Euro using the historical exchange rate at the end of 2001.

The accompanying notes are an integral part of these consolidated financial statements.


                                                 GUCCI
                                               GUCCI GROUP

GUCCI GROUP N.V. - Statement of changes in consolidated shareholders' equity and comprehensive income
(In thousands of Euro *, except number of shares)

                                                                                                 Accumulated     Net
                                              |                                       Treasury       other     result
                                      Number  |     Share  Contributed     Retained    stock,   comprehensive for the
                                   of shares  |    capital     surplus     earnings   at cost       income      year      Total
                                              |
----------------------------------------------|----------------------------------------------------------------------------------
Balance at January 31, 2001      100,095,205  |   103,654   2,792,130       763,548   (90,890)    490,531    366,925   4,425,898
Appropriation of result for 2000           -  |         -           -       312,225         -           -   (312,225)          -
Dividends                                  -  |         -           -      (364,480)        -           -    (58,959)   (423,439)
Shares released from treasury                 |
for options exercise                 612,475  |         -       2,997             -    30,028           -          -      33,025
Other                                 14,723  |         -         242        (2,852)      720         256          -      (1,634)
Net income for 2001                        -  |         -           -             -         -           -    312,535     312,535
Other comprehensive income:                   |
- Hedging reserve:                            |
Opening                                    -  |         -           -          (926)        -       9,359          -       8,433
Movements                                  -  |         -           -             -         -     (16,918)         -     (16,918)
- Fair value reserve                       -  |         -           -             -         -      (2,388)         -      (2,388)
- Foreign currency adjustments                |
(net of tax of Euro (1.1) million)         -  |         -           -             -         -    (104,733)         -    (104,733)
Total other comprehensive income           -  |                                (926)        -    (114,680)         -    (115,606)
Comprehensive income                       -  |         -           -             -         -           -          -     196,929
Exchange effects arising                      |
from change to Euro                        -  |         -           -             -         -     323,385      4,259     327,644
----------------------------------------------|----------------------------------------------------------------------------------
Balance at January 31, 2002      100,722,403  |   103,654   2,795,369       707,515   (60,142)    699,492    312,535   4,558,423
Appropriation of result for 2001           -  |         -           -       261,826         -           -   (261,826)          -
Dividends                                  -  |         -           -             -         -           -    (50,709)    (50,709)
Shares issued for option                      |
exercise                               7,940  |         8         394             -         -           -          -         402
Shares released from treasury                 |
for options exercise               1,294,274  |         -      (3,458)            -    44,747           -          -      41,289
Shares repurchased                (1,800,595) |         -           -             -  (158,499)          -          -    (158,499)
Other                                 11,229  |     1,026      (1,904)         (596)      620           -          -        (854)
Net income for 2002                        -  |         -           -             -         -           -    226,754     226,754
Other comprehensive income:                   |
- Hedging reserve                             |
(net of tax of Euro 5.2 million)           -  |                     -             -         -     106,581          -     106,581
-Fair-value reserve                        -  |         -           -             -         -       5,207          -       5,207
- Foreign currency adjustments                |
(net of tax of Euro 7.7 million)           -  |         -           -             -         -     (57,161)         -     (57,161)
Total other comprehensive income           -  |         -           -             -         -      54,627          -      54,627
Comprehensive income                       -  |         -           -             -         -           -          -     281,381
----------------------------------------------|--------------------------------------------------------------------------------
Balance at January 31, 2003      100,235,251  |   104,688   2,790,401       968,745  (173,274)    754,119    226,754   4,671,433
Share capital increase                     -  | 1,387,116  (1,387,116)            -         -           -          -           -
Return of capital to shareholder           -  |(1,387,116)     40,111 (**)        -                     -          -  (1,347,005)
Appropriation of result for 2002           -  |         -           -       176,957         -           -   (176,957)          -
Dividends                                  -  |         -           -             -         -           -    (49,797)    (49,797)
Shares repurchased               (3,203,987)  |         -           -             -  (281,573)          -          -    (281,573)
Shares issued for option                      |
exercise                           1,442,455  |     1,471      56,987             -         -           -          -      58,458
Shares released from treasury                 |
for options exercise               2,579,114  |         -     (24,206)            -   193,441           -          -     169,235
Other                                 54,088  |         -       2,366          (314)       78           -          -       2,130
Net income for 2003                        -  |         -           -             -         -           -    174,247     174,247
Other comprehensive income:                   |
- Hedging reserve                             |
(net of tax of E 1.5 million)              -  |         -           -             -         -     (31,572)         -     (31,572)
- Fair-value reserve                       -  |         -           -             -         -        (853)         -        (853)
- Foreign currency adjustments                |
(net of tax of E 2.5 million)              -  |         -           -             -         -     (50,775)         -     (50,775)
                                              |                                                  ---------             ---------
Total other comprehensive income           -  |         -           -             -         -     (83,200)         -     (83,200)
Comprehensive income                       -  |         -           -             -         -           -                 91,047
----------------------------------------------|----------------------------------------------------------------------------------
Balance at January 31, 2004      101,106,921  |   106,159   1,478,543     1,145,388  (261,328)    670,919    174,247   3,313,928
----------------------------------------------|----------------------------------------------------------------------------------

(*) The Euro amounts as at January 31, 2002 have been calculated from previously published US Dollar amounts as follows:
     - "Share capital" and related movements by multiplying the number of shares issued by the nominal value off Euro 1.01;
     - Balances other than "Share capital" as the aggregate amount of:
           o The balances as at January 31, 1999 translated using the exchange rate at that date, and
           o The movements recorded during the period from February 1, 1999 up to January 31, 2002 calculated as follows:
     - "Net income of the period" using the respective period average exchange rate,
     - "Shares issued to PPR" on March 19, 1999 using the exchange rate on that date,
     - "Appropriation of the result" using the prior period average exchange rate,
     - "Dividends" using the exchange rate on the due date of the respective payments,
     - all other movements using each period's average exchange rate.

(**) This amount relates to the portion of return of capital relevant the Treasury stock.

The accompanying notes are an integral part of these financial statements.

                                     GUCCI
                                  GUCCI GROUP

GUCCI GROUP N.V. - Notes to the consolidated financial statements

(1) Activities of the Group
Gucci Group is one of the world's leading multi-brand luxury goods companies. Through the Gucci, Yves Saint Laurent, Sergio Rossi, Boucheron, Roger & Gallet, Bottega Veneta, Bedat & Co, Alexander McQueen, Stella McCartney and Balenciaga brands, the Group designs, produces and distributes highquality personal luxury goods, including ready-to-wear, handbags, luggage, small leather goods, shoes, timepieces, jewelry, ties and scarves, eye-wear, perfume, cosmetics and skincare products. The Group directly operates stores in major markets throughout the world and also distributes products to franchise stores, duty-free boutiques and leading department and specialty stores. The shares of Gucci Group are listed on the Euronext Amsterdam Stock Exchange (GCCI.AS) and on the New York Stock Exchange (GUC).

(2) Acquisitions
During the year ended January 31, 2004 the Group made a number of immaterial acquisitions including an Italian shoe production facility, the quota held by the minority shareholder in the Joint Venture established in the past in Singapore and Malaysia as well as the establishment of a Joint Venture in UK with a former supplier of services for a total consideration of (euro) 14.3 million.

During the year ended January 31, 2003 the Group made a number of immaterial acquisitions including Italian shoe and jewelry production facilities as well as the quota held by the minority shareholder in the Joint Venture established in the past in Taiwan for a total consideration of (euro) 29.5 million.

The acquisitions have been accounted for utilizing the purchase method and, accordingly, the operating results of the new businesses have been included in the consolidated statements of income from the date of the acquisition. The purchase prices of the acquired companies have been preliminarily allocated to identified assets and liabilities of these companies based on their estimated fair values on the date of the acquisition. The residual amount, of (euro) 12.2 and (euro) 29.7 million, as of January 31, 2004 and January 31, 2003, respectively, has been recorded as goodwill, which will be amortized over 20 years.

In January 2004 the Group acquired the 30% minority interest of Sergio Rossi S.p.A and Sergio Rossi International S.A.R.L for a total consideration of (euro)
41.1 million. The sellers have retained the right to dividends and voting powers with respect to the sold stock until January 31, 2007 and have a call option - the right to repurchase a 28.5% interest - on that date. Based on the fact that the sellers retained all economic rights in respect of the shares, the 30% interest has been reflected as a minority interest while the payment of (euro)
41.1 million has been included in "Other non-current assets".

(3) Summary of significant accounting policies
The Group's accounting policies comply with standards set forth by the International Accounting Standards Board.

The following is a summary of the significant accounting policies used by the Group to prepare the financial statements.

Basis of preparation
The consolidated financial statements have been prepared under the historical cost convention except as disclosed in the accounting principles below.

Reporting currency
Starting from February 1, 2002, the Group adopted the Euro as its reporting currency.

The 2001 comparative balances previously reported in prior period US
Dollar denominated consolidated financial statements have been translated by applying the following criteria:

- equity items have been translated following the criteria disclosed in the notes to the Statement of changes in consolidated shareholders' equity and comprehensive income;

- income statement items have been translated by applying the exchange rate that approximates the average (euro)/US$ exchange rate during 2001 ((euro)/US$ 0.8908);

- exchange differences resulting from this translation have been recognized directly in equity as a movement of the "Accumulated other comprehensive income" reserve;

- consolidated statements of cash flows have been translated by applying the exchange rate that approximates the average (euro) /US$ exchange rate for the relevant period.

Consequently, the 2001 consolidated financial statements show the same trends and ratios as previously reported.

Foreign currency transactions and balances
Foreign currency transactions are translated into Euro using the exchange rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies, are recognized in the income statement, except when deferred in equity as qualifying cash flow hedges.

Translation differences on debt securities and other monetary financial assets measured at fair value are included in foreign exchange gains and losses. Translation differences on non-monetary items such as equities held for trading are reported as part of their fair value gain or loss. Translation differences on available-for sale equities are included in equity.

Principles of consolidation
Subsidiaries are consolidated from the date on which control is transferred to the Group and are no longer consolidated from the date that control ceases. The purchase method of accounting is used to account for the acquisition of subsidiaries. The cost of acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition plus costs directly attributable to the acquisition. The excess of cost of acquisition over the fair value of the net assets of the subsidiary acquired is recorded as goodwill.

The assets, liabilities and equity of consolidated companies are added together on a line-by-line basis, eliminating the book value of the related investment against the Group's share of equity.

In the case of subsidiaries not 100% owned, the Group recognizes a minority interest consisting of the portion of net income and net assets attributable to the interest owned by third parties.

All significant inter-company balances, transactions and unrealized profits and losses are eliminated.

The balance sheets of subsidiaries denominated in foreign currencies are translated into Euro using yearend exchange rates, while average exchange rates for the year are used for the translation of the statements of income and cash flows. Significant individual transactions are translated at the rate of exchange prevailing on the date of the transaction. Translation gains and losses, including the differences arising as a result of translating opening shareholders' equity using exchange rates at the close of the period or on the date of acquisition for foreign companies acquired during the year rather than exchange rates at the beginning of the period, are reported as a separate component of shareholders' equity.

Any goodwill arising on the acquisition of a foreign entity and any fair value adjustments to the carrying amount of the assets and liabilities arising on the acquisition of that foreign entity are translated using the closing exchange rate.

Cash flow statement
The cash flow statement has been prepared applying the indirect method. The cash and cash equivalents in the cash flow statement comprise the balance sheet item cash at banks and in hand and the bank overdrafts and short-term loans forming part of the current liabilities. Cash flows in foreign currencies have been translated at estimated average exchange rates. Income and expenses in respect of interest, dividends received and taxation on profits are included in the cash flow from operating activities.

Cash and cash equivalents
The Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The investments included in cash and cash equivalents are reported at their fair market value.

Receivables and payables
Receivables and payables are stated at nominal value. Receivables are reduced to their expected realizable value by an allowance for doubtful accounts. Receivables and payables denominated in foreign currencies are stated at the year-end exchange rates. The resulting gains or losses are recorded in the consolidated statements of income, with the exception of the gains or losses resulting from the translation of intercompany long-term loans, which are considered to form part of the net investment in the related subsidiaries or for which settlement is not planned or anticipated in the foreseeable future. The impact of translation of these items has been reflected in Foreign currency adjustments (see Note 14).

Inventories
Inventories are stated at the lower of purchase or production cost or market value. Purchase or production cost is determined under the retail method for retail inventories and average cost method for production and wholesale inventories.

Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are determined by applying a calculated cost-to-retail ratio, for various groupings of similar items, to the retail value of inventories. Consequently, the cost of the inventory reflected on the consolidated balance sheet is decreased by charges to cost of sales during the period that it is first determined that the merchandise will be sold at mark-down value.

Property, plant and equipment
Property, plant and equipment are carried at historical cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the fixed assets or the term of the lease.

The applicable depreciation rates are as follows:

--------------------------------------------------------------------------------
Buildings                                                               2% - 6%
Plant and production equipment                                          7% - 18%
Furniture and fixtures                                                 10% - 20%
Leasehold improvements and general store equipment           Expected lease term
Electronic office machines                                             10% - 22%
--------------------------------------------------------------------------------
Land is not depreciated.

When property is retired or otherwise disposed, the cost and related depreciation are removed from the financial statements and any related gains or losses are included in income.

The cost of major renovations is included in the carrying amount of the assets when it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the Group. Major renovations are depreciated over the remaining useful life of the related assets.

Leases
Leases of property, plant and equipment, where the Group has substantially all the risk and rewards of ownership, are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property or the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate of financial charge on the balance outstanding. The corresponding rental obligations, net of finance charges, are included in other long-term payables. The interest element of the finance cost is charged to the income statement over the lease period. Property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset or the lease term.

Goodwill, trademarks, other intangible assets and deferred charges
Goodwill is recorded as the difference between the purchase price and the fair value of the identifiable net assets of acquired businesses at the date of acquisition and is expensed over its estimated useful life up to a maximum period of 20 years using the straight-line method of amortization. When the acquisition agreement provides for an adjustment to the purchase consideration contingent on future events, an estimate of the adjustment is included in the cost of acquisition. Any future adjustment of the estimate is recorded as an adjustment of the goodwill.

Acquired trademarks are amortized over their estimated useful life up to a maximum period of 20 years. Acquired trademarks, whose useful lives are estimated to be greater than 20 years, are amortized over 20 years, the maximum period permitted by IAS.

Other intangible assets and deferred charges expected to benefit future periods are recorded at cost. Amortization is calculated on a straight-line basis over the estimated benefit period.

The applicable amortization rates are as follows:

--------------------------------------------------------------------------------
Commercial leases and licenses                    expected lease or license term
Software                                                                     20%
Licenses repurchased                    contractual expiring date of the license
Miscellaneous deferred charges
and intangible assets                                                        20%
--------------------------------------------------------------------------------

Impairment of long-lived assets
Property, plant and equipment and other non-current assets, including goodwill, trademarks and other intangible assets are reviewed for impairment losses whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Assets whose carrying values exceed their recoverable amount are written down to the higher of the net selling price and the amount determined using discounted net future cash flows expected to be generated by the asset.

Pension liabilities and severance indemnities
Pension liabilities and severance indemnities are calculated on an actuarial basis or in accordance with applicable local law to the extent that the amount of the liability does not differ materially from the amount which would have been calculated on an actuarial basis.

The Group's contributions to defined contribution pension plans are charged to the income statement in the period to which the contributions relate.

Derivative financial instruments
The Group enters into derivative financial transactions as hedges. The related financial instruments are initially recognized in the balance sheet at cost and subsequently are remeasured periodically at their fair value. The accounting treatment of the changes in fair value depends on whether the hedging instrument is designated as a hedge of recognized assets or liabilities ("Fair value hedge") or as a hedge of forecasted transactions ("Cash flow hedge"). Changes in fair values of derivatives that are designated as Fair value hedges and that are highly effective are recorded in the income statement, along with any changes in fair value of the hedged asset or liability that are attributable to the hedged risk. Changes in the fair value of derivatives that are designated and qualify as Cash flow hedges and that are highly effective are deferred in the equity account, "Hedging reserve". Amounts deferred in the "Hedging reserve" and any subsequent changes in the value of the derivatives are recorded in the income statement in the same period and classified in the same income statement accounts as the related hedged transactions.

If a hedging instrument designated as a Cash flow hedge is sold or terminated prior to maturity, any related gains or losses continue to be deferred until the hedged transaction occurs. If the forecasted transaction is no longer expected to take place the derivative instrument ceases to meet the criteria for designation as a Cash flow hedge. Accordingly as soon as this event occurs, any gains or losses arising from changes in fair value are recognized in income. At the inception of hedging transactions, the Group documents the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking hedge transactions. This process includes linking all derivatives designated as hedges to specific assets and liabilities or to specific forecasted transactions as well as measuring at the hedge inception and on an on-going basis the degree of effectiveness of the hedging instruments in offsetting changes in fair value or cash flows of the hedged items.

All outstanding derivatives at January 31, 2004 and 2003 qualified for hedge accounting.

The fair value of the hedging instruments is estimated by reputable financial institutions on the basis of market conditions.

Financial assets
The Company owns financial assets, which it intends to hold to maturity. However, they may be sold in response to liquidity requirements or changes in interest rates. Accordingly, they are classified as "Available-for-sale".

All purchases and sales of financial assets are recognized on the trade date, which is the date that the Company commits to purchase or sell the asset. Financial assets are carried at fair value. Realized and unrealized gains and losses arising from changes in the fair value are recognized directly in the equity account, "Fair value reserve", until the financial asset is sold, redeemed, or otherwise disposed of, or until the financial asset is determined to be impaired, at which time the cumulative gain or loss previously recognized in equity is included in net profit or loss for the period.

The fair value of the financial assets is determined through reference to quoted market prices at the balance sheet date. If there are no market values available for the financial assets, the value is determined by reputable financial institutions on the basis of market conditions.

Stock options
Upon the grant of the options no effects are recognized in the financial statements. Upon exercise, the effects, other than the tax benefit received by the Group, are recorded as movements in shareholders' equity. Newly issued shares to satisfy the exercise of options are recorded as increases in share capital and contributed surplus for a total amount equal to the exercise price. If treasury shares are utilized to satisfy the exercise of the stock options, the difference between the exercise price and the value of treasury shares is recorded as a change in contributed surplus.

In certain circumstances the Group receives income tax benefits upon the exercise of stock options by certain employees. These benefits relate to the income tax deduction available to the Group for the difference between the exercise price and the fair value of the Group's common shares on the date of exercise. These benefits are reported as a reduction of income tax expense.

Treasury stock
The Group purchases Gucci Group NV shares to satisfy the exercise of certain stock options pursuant to the Company's Stock Option Plan. The value of the purchased shares is deducted from total shareholder's equity as Treasury stock. Treasury stock is valued at cost applying the FIFO method. Where Treasury stock is reissued the consideration received is included in shareholder's equity.

Income taxes
The provision for current income taxes is based on estimated taxable income.

Deferred income taxes are provided, using the liability method, to reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect in each of the relevant jurisdictions when such differences are expected to reverse. The effect of changes in the statutory tax rate is reflected in the statement of income in the period of such changes. Deferred tax assets and liabilities have been offset only when they relate to the same tax jurisdiction.

A valuation allowance is provided against net deferred tax assets, which are not considered probable of realization based on historical and expected profitability of the individual subsidiaries. Such assets are recognized when realized or when, based on expected future results, it becomes probable that they will be realized in future periods.

Net income per share
Basic net income per share is calculated by dividing the net income for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share is calculated by dividing the net income for the period by the weighted average number of common shares outstanding during the period adjusted for the effects of all potentially dilutive shares (i.e. employee stock options).

Recognition of revenues
Revenues from the sale of products are recognized on the transfer of ownership to third parties. Royalties are recognized at the time of sale of the licensed products and, in accordance with industry practice, are included in revenues. Should any product return or is expected to return or any commercial discount be recognized, the relevant value reduces revenues arising from the sale of goods. Cash discounts are recognized as financial costs.

Store opening/closing costs
Pre-opening expenditures incurred for new or remodeled retail stores are expensed as incurred except for rents paid during the construction period of new retail stores, which are capitalized as part of leasehold improvements. When a store is closed, the remaining investment in fixtures and leasehold improvements, net of expected salvage, is charged to income and the present value of any remaining lease liability, net of expected sublease recovery, is also charged to operating income as restructuring expenses.

Shipping & Handling costs
Shipping & Handling costs billed to the customer are recorded on an accrual basis in cost of goods sold. Revenues arising from amounts billed to the customer for those costs are recorded as revenues. Shipping & Handling costs not billed to the customer are included in Selling, general and administrative expenses.

Communication expenses
Communication expenses, which include advertising, public relations and visual display expenses, are expensed as incurred.

Cooperative advertising programs
Expenditures for cooperative advertising programs, under which certain wholesale distributor costumers are reimbursed for a portion of the advertising costs they incur are included in Selling, general and administrative expenses.

Restructuring expenses
Restructuring expenses are classified as non operating when they relate to restructuring of acquired companies during the year immediately after the acquisition. Restructuring expenses related to operations which are already part of the Group are classified as operating expenses.

Reclassifications
Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform with the 2003 presentation.

Use of estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Additional information
The companies included in the consolidated financial statements at January 31, 2004 are listed in Note 26.

The financial statements used in the consolidation are those approved, or to be submitted for approval, by the shareholders of each subsidiary at their respective annual general meetings. Such statements have been reclassified to conform to international practice and adjusted, where necessary, to comply with Group accounting policies.

Fiscal years of the Group ended on January 31, 2004, 2003 and 2002.

All references to "financial statements" in these notes are to the "consolidated" financial statements for all periods, unless otherwise indicated.

Amounts included in the financial statements and notes are stated in thousands of Euro except percentages and net income per share and share amounts and where otherwise noted.

All references to the "Group" or the "Company" relate to Gucci Group N.V. and its subsidiaries, unless otherwise indicated.

(4) Segment information
The Group has five operating segments: Gucci Division (excluding Gucci Timepieces), Gucci Group Watches, Yves Saint Laurent, YSL Beaute and Other Operations. Gucci Division (excluding Gucci Timepieces) includes all revenues from the sale and licensing of Gucci branded products other than those from the wholesale distribution activities of the Gucci brand watches. Gucci Group Watches includes the production and wholesale distribution of Gucci and other Gucci Group brand watches. Yves Saint Laurent includes all revenues from the sale and licensing of Yves Saint Laurent branded products other than those from the wholesale distribution of Yves Saint Laurent perfumes, cosmetics and watches. YSL Beaute includes revenues from the sale of perfume, make-up and skincare products other than Gucci brand perfume. Other Operations includes revenues from operations, which are not individually material. The non-operating segment Corporate includes the parent company and certain subsidiaries which are involved principally in financial transactions and which do not generally sell to third parties as well as the expenses related to certain employees and members of management, who perform Group corporate functions, which are not allocated to the individual operating business segments. Inter-segment transactions are priced on an arm's length basis in a manner similar to transactions with third parties.


                                                  GUCCI
                                               GUCCI GROUP

The following table presents information about the Company by segment of activity:

----------------------------------------------------------------------------------------------------------------------
                                                                              2003                 2002          2001
Gucci Division (excluding Gucci Timepieces)
Revenues from external customers                                         1,378,515            1,382,690     1,512,798
Revenues from other segments                                                15,254               13,527        18,087
Total revenues                                                           1,393,769            1,396,217     1,530,885
Operating profit before goodwill
 amortization and restructuring                                            387,773              402,867       461,213
Goodwill amortization                                                        2,596                8,433        26,573
Restructuring                                                                2,164                    -             -
Operating profit after goodwill
 amortization and restructuring                                            383,013              394,434       434,640
Depreciation                                                                60,450               59,241        53,113
Assets                                                                   1,184,968            1,080,778     1,028,202
Liabilities                                                                259,213              261,803       229,128
Capital expenditures                                                       105,288               94,186       201,811
Asset value of capital leases
 stipulated during the year                                                      -               49,629             -

----------------------------------------------------------------------------------------------------------------------
Gucci Group Watches (1)
Revenues from external customers
Gucci                                                                      142,080              153,862       186,084
Other Brands                                                                21,821               29,565        30,213
Total revenues from external customers                                     163,901              183,427       216,297
Revenues from other segments                                                16,794               24,796        19,999
Total revenues                                                             180,695              208,223       236,296
Operating profit before goodwill
 amortization and restructuring                                             25,310               36,797        55,144
Goodwill amortization                                                       20,462               13,714        12,556
Restructuring                                                                1,608                  136             -
Operating profit after goodwill
 amortization and restructuring                                              3,240               22,947        42,588
Depreciation                                                                 5,412                4,417         3,999
Assets                                                                     330,613              387,465       384,396
Liabilities                                                                 54,537               71,303        54,307
Capital expenditures                                                         4,861               23,617         8,472
----------------------------------------------------------------------------------------------------------------------

(1) The Gucci Group Watches segment includes the production and wholesale distribution of Gucci and other brand watches.

(continued)


                                                  GUCCI
                                               GUCCI GROUP

(continued)

----------------------------------------------------------------------------------------------------------------------
                                                                                     2003          2002          2001
Yves Saint Laurent
Revenues from external customers                                                  154,615       145,792       101,054
Revenues from other segments                                                           29            40            93
Total revenues                                                                    154,644       145,832       101,147
Operating (loss) before goodwill &
 trademark amortization and restructuring                                        (73,291)      (63,653)      (76,375)
Goodwill and trademark amortization                                                23,083        23,102        22,301
Restructuring                                                                       4,217             -             -
Operating (loss) after goodwill &
 trademark amortization and restructuring                                       (100,591)      (86,755)      (98,676)
Depreciation                                                                       15,316        12,720         8,095
Assets                                                                            573,440       600,113       520,434
Liabilities                                                                       111,882        78,377       117,002
Capital expenditures                                                               36,818        59,236        45,241
Asset value of capital leases stipulated during the year                                -        23,661             -
----------------------------------------------------------------------------------------------------------------------
YSL Beaute (2)
Revenues from external customers                                                  614,534       598,792       569,379
Revenues from other segments                                                          154           236           189
Total revenues                                                                    614,688       599,028       569,568
Operating profit before goodwill &
 trademark amortization and restructuring                                          21,057        41,288        31,134
Goodwill and trademark amortization                                                52,220        52,303        49,385
Restructuring                                                                       2,852         3,008             -
Operating (loss) after goodwill &
 trademark amortization and restructuring                                        (34,015)      (14,023)      (18,251)
Depreciation                                                                       20,467        18,956        15,610
Assets                                                                          1,242,943     1,305,817     1,308,985
Liabilities                                                                       200,957       218,978       214,285
Capital expenditures                                                               25,406        24,874        20,623
----------------------------------------------------------------------------------------------------------------------

(2) As of February 1, 2003 the Boucheron fragrance operation was integrated with YSL Beaute. Boucheron fragrance segment information for the periods ended January 31, 2003 and 2002, which had been included in "Other operations" was reclassified to YSL Beaute as if the integration had occurred on February 1, 2001.

(continued)


                                                  GUCCI
                                               GUCCI GROUP

(continued)

----------------------------------------------------------------------------------------------------------------------
                                                                                     2003          2002          2001
Other Operations (3)
Revenues from external customers                                                  275,825       233,585       165,588
Revenues from other segments                                                       42,190        32,172         5,409
Total revenues                                                                    318,015       265,757       170,997
Operating (loss) before goodwill &
 trademark amortization and restructuring                                         (58,142)      (74,658)      (34,515)
Goodwill and trademark amortization                                                27,214        28,866        19,394
Restructuring                                                                      15,892             -             -
Operating (loss) after goodwill &
 trademark amortization and restructuring                                        (101,248)     (103,524)      (53,909)
Depreciation                                                                       18,575        15,339         7,107
Assets                                                                            806,637       831,989       664,867
Liabilities                                                                       166,236       173,598        91,293
Capital expenditures                                                               41,611       122,739        48,827
Asset value of capital leases stipulated during the year                            2,619        16,397             -
----------------------------------------------------------------------------------------------------------------------
Corporate
Operating costs excluding restructuring                                           (30,301)      (33,920)      (35,577)
Restructuring                                                                         275             -             -
Depreciation                                                                        5,458         5,384         4,546
Assets                                                                            282,671       280,146       244,921
Liabilities                                                                       226,340       261,666       314,297
Capital expenditures                                                                2,070        33,313        16,976
Asset value of capital leases stipulated during the year                            3,578             -             -
---------------------------------------------------------------------------------------------------------------------
Elimination
Revenues from other segments                                                      (74,421)      (70,771)      (43,777)
Operating loss (profit) before goodwill &
  trademark amortization and restructuring                                            (26)          282       (2,430)
Operating loss (profit) after goodwill &
 trademark amortization and restructuring                                             (26)          282       (2,430)
Assets                                                                           (305,293)     (308,738)     (236,107)
Liabilities                                                                      (373,720)     (378,971)     (328,209)
---------------------------------------------------------------------------------------------------------------------
Consolidated
Revenues from external customers                                                2,587,390     2,544,286     2,565,116
Operating profit before goodwill &
 trademark amortization and restructuring                                         272,380       309,003       398,594
Goodwill and trademark amortization                                               125,575       126,418       130,209
Restructuring                                                                      27,008         3,144             -
Operating profit after goodwill &
 trademark amortization and restructuring                                         119,797       179,441       268,385
Depreciation                                                                      125,678       116,057        92,470
Segment assets                                                                  4,115,979     4,177,570     3,915,698
Unallocated assets                                                              2,060,250     3,603,037     3,537,288
Consolidated total assets                                                       6,176,229     7,780,607     7,452,986
Segment liabilities                                                               645,445       686,754       692,103
Unallocated liabilities                                                         2,175,142     2,357,854     2,136,605
Consolidated total liabilities                                                  2,820,587     3,044,608     2,828,708
Capital expenditures                                                              216,054       357,965       341,950
Asset value of capital leases stipulated during the year                            6,197        89,687             -
----------------------------------------------------------------------------------------------------------------------

(3) The Other Operations segment includes revenues from operations which individually are not material to the Group.

As required by IAS 14 (Revised), unallocated assets and liabilities include current and deferred taxation and financial assets and liabilities.


                                                  GUCCI
                                               GUCCI GROUP

The following table presents information about the Company by geographic area:

----------------------------------------------------------------------------------------------------------------------
                                                                                  2003              2002         2001
United States
Revenues from external customers                                               551,569           521,203      542,815
Assets                                                                         478,495           535,237      452,452
Capital expenditures                                                            37,736            81,947       82,408
Asset value of capital leases stipulated during the year                             -            83,184
----------------------------------------------------------------------------------------------------------------------
Italy
Revenues from external customers                                               332,262           338,075      337,577
Assets                                                                       1,054,908         1,024,229      941,581
Capital expenditures                                                            35,214           102,409       83,666
Asset value of capital leases stipulated during the year                         2,619             6,503            -
----------------------------------------------------------------------------------------------------------------------
France
Revenues from external customers                                               229,295           247,991      236,792
Assets                                                                       1,851,493         1,968,636    2,063,754
Capital expenditures                                                            26,120            49,804       37,509
----------------------------------------------------------------------------------------------------------------------
Rest of Europe
Revenues from external customers                                               571,009           496,396      466,747
Assets                                                                         962,558           888,938      888,007
Capital expenditures                                                            31,764            84,373      100,113
Asset value of capital leases stipulated during the year                         3,578                 -            -
----------------------------------------------------------------------------------------------------------------------
Japan
Revenues from external customers                                               523,543           503,138      519,193
Assets                                                                         287,407           212,177      209,240
Capital expenditures                                                            72,234            27,458       22,654
----------------------------------------------------------------------------------------------------------------------
Rest of Asia
Revenues from external customers                                               287,824           307,750      330,061
Assets                                                                         128,831           116,484      125,481
Capital expenditures                                                            12,701            11,746       15,455
----------------------------------------------------------------------------------------------------------------------
Rest of world
Revenues from external customers                                                91,888           129,733      131,931
Assets                                                                           6,060             7,921        8,775
Capital expenditures                                                               285               228          145
----------------------------------------------------------------------------------------------------------------------
Elimination
Assets                                                                        (653,773)         (576,052)    (773,592)
----------------------------------------------------------------------------------------------------------------------
Consolidated
Revenues from external customers                                             2,587,390         2,544,286    2,565,116
Segment assets                                                               4,115,979         4,177,570    3,915,698
Unallocated assets                                                           2,060,250         3,603,037    3,537,288
Consolidated total assets                                                    6,176,229         7,780,607    7,452,986
Capital expenditures                                                           216,054           357,965      341,950
Asset value of capital leases stipulated during the year                         6,197            89,687            -
----------------------------------------------------------------------------------------------------------------------

Assets in France and in Italy include (euro) 1,295.8 million and (euro) 266.9 million, respectively, of intangible assets (goodwill and trademarks), which relate to global operations; it is not possible to allocate these values to individual geographic segments.

Rest of Asia includes principally China, Guam, Hong Kong, Korea, Taiwan, Singapore and Malaysia.

                                      GUCCI
                                   GUCCI GROUP

Rest of world includes principally North America excluding the United States, South America, the Middle East and Australia.

(5) Inventories, net
Inventories, net of allowances for excess and obsolete items, at January 31, 2004 and 2003 consisted of the following:


----------------------------------------------------------------------------------------------------------------------
                                                                                            2003                 2002
Finished goods                                                                           361,921              333,919
Work in progress                                                                          30,121               29,054
Raw materials                                                                            103,613              109,055
----------------------------------------------------------------------------------------------------------------------
Inventories, net                                                                         495,655              472,028
----------------------------------------------------------------------------------------------------------------------
(6) Other current assets
Other current assets at January 31, 2004 and 2003 consisted of the following:

----------------------------------------------------------------------------------------------------------------------
                                                                                            2003                 2002

VAT & other taxes                                                                        127,739              149,029
Prepaid expenses                                                                          89,738               88,468
Prepaid tax                                                                               18,821               30,924
Other                                                                                     40,164               57,765
----------------------------------------------------------------------------------------------------------------------
Other current assets                                                                     276,462              326,186
----------------------------------------------------------------------------------------------------------------------

(7) Property, plant and equipment, net
Property, plant and equipment, net, at January 31, 2004 and 2003 consisted of the following:

----------------------------------------------------------------------------------------------------------------------
                                                                                           2003                  2002

Land                                                                                    129,125               131,724
Buildings                                                                               322,475               318,493
Plant and production equipment                                                          108,953                91,541
Furniture and fixtures                                                                  122,153               109,617
Leasehold improvements                                                                  348,975               320,077
Electronic office machines                                                               48,803                54,390
Construction in progress                                                                 91,432                47,237
Other                                                                                    15,499                25,368
Property, plant and equipment, gross                                                  1,187,415             1,098,447
Accumulated depreciation                                                              (246,143)             (185,950)
----------------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                                      941,272               912,497
----------------------------------------------------------------------------------------------------------------------

The movements in property, plant and equipment were as follows:

----------------------------------------------------------------------------------------------------------------------
Cost                                                                                       2003                  2002

Opening balance                                                                       1,098,447               844,281
Additions                                                                               201,326               362,575
Acquisitions                                                                              3,646                   540
Disposals                                                                              (59,845)              (44,142)
Currency translation                                                                   (56,159)              (64,807)
----------------------------------------------------------------------------------------------------------------------
Closing balance                                                                       1,187,415             1,098,447
----------------------------------------------------------------------------------------------------------------------



                                                  GUCCI
                                               GUCCI GROUP


----------------------------------------------------------------------------------------------------------------------
Accumulated depreciation                                                                  2003                   2002

Opening balance                                                                        185,950                152,424
Charge for the year                                                                    102,077                 93,950
Disposals                                                                             (43,353)               (39,052)
Write down of fixed assets                                                              13,618                      -
Currency translation                                                                  (12,149)               (21,372)
----------------------------------------------------------------------------------------------------------------------
Closing balance                                                                        246,143                185,950
----------------------------------------------------------------------------------------------------------------------

Additions include assets leased under capital leases amounting to (euro) 6.2 million and leasehold improvements amounting to (euro) 53.0 million for new stores and store refurbishments and expansions as well as the completion of the acquisition of a property in the Ginza district of Tokyo amounting to (euro)
64.7 million.

In 2003, the movements in capital lease assets were as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                      Accumulated           Net book
                                                                         Cost        amortization              value
----------------------------------------------------------------------------------------------------------------------

Opening balance                                                       132,792             (2,293)            130,499
Addition                                                                6,197                                  6,197
Acquisitions                                                            2,566                                  2,566
Charge for the year                                                         -             (6,134)            (6,134)
Write down of fixed assets                                                  -             (4,455)            (4,455)
Currency translation                                                  (9,352)                 196            (9,156)
----------------------------------------------------------------------------------------------------------------------
Closing balance                                                       132,203            (12,686)            119,517
----------------------------------------------------------------------------------------------------------------------

As at January 31, 2004 property, plant and equipment included certain land and buildings pledged as security for financial liabilities (see Note 10) as well as a building with a carrying value of (euro) 7.2 million pledged as security for a mutual agreement procedures currently under negotiation with certain tax authorities.

(8) Goodwill, trademarks, other intangible assets and deferred charges, net
Trademarks and accumulated amortization at January 31, 2004 and 2003 consisted of the following:

----------------------------------------------------------------------------------------------------------------------
                                                                                        2003
                                                                                 Accumulated                     2002
                                                                       Gross    amortization          Net         Net
----------------------------------------------------------------------------------------------------------------------
Yves Saint Laurent                                                   941,201         190,062      751,139     798,199
Other brands                                                         463,079          88,988      374,091     398,895
Total trademarks                                                   1,404,280         279,050    1,125,230   1,197,094
----------------------------------------------------------------------------------------------------------------------

The movements in trademarks were as follows:

----------------------------------------------------------------------------------------------------------------------
Cost                                                                                     2003                    2002

Opening balance                                                                     1,404,242               1,324,463
Acquisitions                                                                                -                       -
Adjustments to prior year value                                                             -                  79,815
Currency translation                                                                       38                    (36)
----------------------------------------------------------------------------------------------------------------------
Closing balance                                                                     1,404,280               1,404,242
----------------------------------------------------------------------------------------------------------------------

                                                  GUCCI
                                               GUCCI GROUP

----------------------------------------------------------------------------------------------------------------------
Accumulated amortization                                                                            2003         2002

Opening balance                                                                                  207,148      132,938
Charge for the year                                                                               71,902       75,099
Currency translation                                                                                   -        (889)
----------------------------------------------------------------------------------------------------------------------
Closing balance                                                                                  279,050      207,148
----------------------------------------------------------------------------------------------------------------------

The movements in goodwill were as follows:

----------------------------------------------------------------------------------------------------------------------
Cost                                                                                                2003         2002

Opening balance                                                                                  829,425      861,275
Acquisitions                                                                                      12,229       29,721
Adjustments to prior year value                                                                        -     (58,557)
Currency translation                                                                             (5,477)      (3,014)
----------------------------------------------------------------------------------------------------------------------
Closing balance                                                                                  836,177      829,425
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Accumulated amortization                                                                            2003         2002

Opening balance                                                                                  157,280      109,330
Charge for the year                                                                               53,673       51,319
Currency translation                                                                             (1,321)      (3,369)
----------------------------------------------------------------------------------------------------------------------
Closing balance                                                                                  209,632      157,280
----------------------------------------------------------------------------------------------------------------------

Other intangible assets consisted of the following:
----------------------------------------------------------------------------------------------------------------------
                                                                                                    2003         2002

Store lease acquisition costs                                                                    158,333      154,723
Software                                                                                          43,910       42,523
Licenses repurchased                                                                              62,322       62,830
Other                                                                                             43,925       45,248
----------------------------------------------------------------------------------------------------------------------
Intangible assets, gross                                                                         308,490      305,324
Accumulated amortization                                                                        (83,926)     (64,548)
----------------------------------------------------------------------------------------------------------------------
Intangible assets, net                                                                           224,564      240,776
----------------------------------------------------------------------------------------------------------------------

The movements in other intangible assets were as follows:
----------------------------------------------------------------------------------------------------------------------
Cost                                                                                                2003         2002

Opening balance                                                                                  305,324      249,927
Additions                                                                                         20,925       85,077
Acquisitions                                                                                         206          602
Disposals                                                                                        (5,996)      (6,242)
Currency translation                                                                            (11,969)     (24,040)
----------------------------------------------------------------------------------------------------------------------
Closing balance                                                                                  308,490      305,324
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Accumulated amortization                                                                            2003         2002

Opening balance                                                                                   64,548       49,164
Charge for the year                                                                               23,602       22,107
Disposals                                                                                        (5,996)      (5,094)
Write down of fixed assets                                                                         3,104            -
Currency translation                                                                             (1,332)      (1,629)
----------------------------------------------------------------------------------------------------------------------
Closing balance                                                                                   83,926       64,548
----------------------------------------------------------------------------------------------------------------------

                                      GUCCI
                                   GUCCI GROUP

(9) Financial assets
Short and Long-term financial assets on January 31, 2004 included (euro) 180.5 million and (euro) 17.4 million, respectively of time deposit, the withdrawal of which is restricted subject to the repayment of certain short and long-term financial payables.

Financial assets on January 31, 2004 included also the KFW International Finance bond. This bond has the following characteristics:

-------------------------------------------------------------------------------------------------------------------------

                             S&P                                                 Fair value                   Expiration
                             Rating                      Nominal value*                Euro      Yield              date

-------------------------------------------------------------------------------------------------------------------------
                             AAA                           US$ 245,000               199,557     2.29%         24/01/2005
-------------------------------------------------------------------------------------------------------------------------

(*) In thousands

The KFW International Finance bond is pledged as security for a US$ 230 million letter of credit issued in connection with the settlement of the dispute among the Group, PPR and LVMH (see Note 14). The Company intends to hold this investment until its maturity, but before its expiration date may choose to use other financial assets as security for the letter of credit. As at January 31, 2004 the bond was reclassified from Long-term financial assets to Short-term financial assets as it maturity is less than 12 months.


During the period the movements in Financial assets were as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                                    2003         2002
Opening balance                                                                                  408,079      307,982
Addition                                                                                          45,990      407,018
Disposal                                                                                        (28,168)    (253,038)
Change of fair value                                                                                 534        3,218
Currency translation                                                                            (28,898)     (57,101)
----------------------------------------------------------------------------------------------------------------------
Closing balance                                                                                  397,537      408,079
----------------------------------------------------------------------------------------------------------------------

The disposal of the period represents the sale of the Dexia Municipal Agency bond held at January 31, 2003 in connection with a (euro) 135 million loan which was repaid in December 2003.

(10) Bank overdrafts and short-term loans
Bank overdrafts and short-term loans at January 31, 2004 and 2003 consisted of the following:


--------------------------------------------------------------------|-------------------------------------------
                              January 31, 2004                      |       January 31, 2003
--------------------------------------------------------------------|-------------------------------------------
Currency                  Nominal                      Weighted     |    Nominal                        Weighted
                         currency       Amount          average     |   currency          Amount         average
                           value*      in Euro    interest rate     |     value*         in Euro   interest rate
--------------------------------------------------------------------|-------------------------------------------
US Dollars                  19,822      16,006            1.89%     |    100,482          92,901           1.63%
Euro                       119,557     119,557            2.33%     |    208,863         208,863           3.03%
Japanese Yen            34,639,315     264,301            0.49%     | 30,050,245         232,641           0.30%
Swiss Franc                  3,887       2,487            2.64%     |    104,483          71,183           1.08%
Other                                   21,336                      |                     24,946
--------------------------------------------------------------------|-------------------------------------------
Total                          N/A     423,687            1.25%     |        N/A         630,534           1.63%
--------------------------------------------------------------------|-------------------------------------------

* In thousands

The other balances are composed of numerous small balances held by the Group's individual subsidiaries.

At January 31, 2004 Bank overdrafts and short-term loans included the short-term portion of Long-term financial payables amounting to (euro) 39.8 million ((euro)
38.3 at January 31, 2003).

                                      GUCCI
                                   GUCCI GROUP

Credit lines
On January 31, 2004, the Group had a syndicated multi-currency revolving credit facility amounting to (euro) 667 million expiring on July 21, 2005, subject to an interest rate of LIBOR + 0.30% per annum and a commitment fee on the undrawn portion of 0.15% per annum. As at January 31, 2004 (euro) 599.6 million was drawn against the facility. This amount is classified as Long-term financial payables.

On May 16, 2003, the Group signed a multi-currency revolving credit facility amounting to CHF 100 million expiring on May 16, 2006, subject to Interest rate per annum Libor + 0.63% and commitment fee per annum on the undrawn portion of 0.31%. As at January 31, 2004 the facility was fully drawn. The loan is classified as Long-term financial payables.

On November 28, 2003 the Group signed a syndicated loan agreement providing for two multi-currency revolving credit facilities both of them amounting to (euro) 230 million. Terms and conditions of these facilities are as follows:


                Expiration-date        Interest rate per annum*            Commitment fee per annum
----------------------------------------------------------------------------------------------------------------------
Facility A      26 / 11/ 2004          Libor + 0.50%                       0.165% on the undrawn portion
Facility B      28 / 11/ 2006          Libor + 0.60%                       0.240% on the undrawn portion
----------------------------------------------------------------------------------------------------------------------

(*) The spread could be increased in a range between 0.85% and 0.95% depending upon the performance of the Group.

Under the agreement the Group has an option to extend Facility A for an additional year by transforming it from a revolving credit line into a loan for the amount outstanding as at the first year expiration date. Should the option be exercised, the loan would bear interest at Libor plus 0.50% per annum and would be entirely repayable on November 25, 2005. At January 31, 2004, (euro)
115.0 million was drawn against facility A. As the Group intends to exercise the option, the loan has been classified as a Long-term financial payable.

As at January 31, 2004 Facility B was undrawn.

All of the three syndicated loan agreements are subject to financial covenants as follows:

- the ratio of Net Financial Indebtedness to the Net Worth should not be greater than 1:1;
- the ratio of Net Financial Indebtedness to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") should not be greater than 3:1;
- the ratio of EBITDA to Financial expenditure, net of any financial income should not be less than 4:1.

The terms used in the financial covenants are defined in the syndicated loan agreement and may differ from similar terms used in the financial statements.

On January 31, 2004, all these covenants were satisfied.

Moreover, Gucci Group N.V is obliged to ensure that the aggregate total assets of certain subsidiaries of the Group represents not less than 85% of the total assets of the Group.

At January 31, 2004 the Group had further lines of credit, which were not firm commitments, totaling (euro) 424.1 million ((euro) 619.7 million as at January 31, 2003).

As at January 31, 2004 financial liabilities secured by mortgages and pledged cash amounted to (euro) 334.3 million ((euro) 190.1 million at January 31, 2003).

                                                                 GUCCI
                                                              Gucci GROUP

 (11) Income taxes
 Income tax expense (benefit) for 2003, 2002 and 2001 was as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                     2003              2002      2001

Current                                                                            49,281           105,236   136,153
Deferred                                                                         (71,396)          (85,950)  (77,474)
----------------------------------------------------------------------------------------------------------------------
Income tax-expense (benefit)                                                     (22,115)            19,286    58,679
----------------------------------------------------------------------------------------------------------------------

The following table sets out the reconciliation between the effective tax rate and the statutory tax rate in The Netherlands:

----------------------------------------------------------------------------------------------------------------------
                                                                                     2003          2002          2001

Statutory tax rate in The Netherlands                                               35.0%         35.0%         35.0%
Effect of different rate applicable to
 interest income of Gucci Luxembourg                                              (42.8%)       (22.3%)       (14.7%)
Effect of different statutory rates
 applicable to operating subsidiaries                                             (35.0%)       (10.1%)       (10.7%)
Non-deductible expenses                                                              9.9%          1.7%          5.1%
Benefit on exercise of stock options                                               (0.8%)        (0.3%)        (0.1%)
Valuation allowance on deferred tax assets
 for tax losses carried forward                                                     19.3%          4.6%          1.7%
Other                                                                              (0.8%)        (0.6%)        (0.3%)
----------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                                (15.2%)          8.0%         16.0%
----------------------------------------------------------------------------------------------------------------------

Deferred tax balances, net of the valuation allowance, reflected in the financial statements at January 31, 2004 and 2003 were related to the following items:

----------------------------------------------------------------------------------------------------------------------
                                                                  Assets             2003        Assets          2002
                                                                              Liabilities                 Liabilities
----------------------------------------------------------------------------------------------------------------------
Inventory                                                         80,276                -        81,705             -
Intangible assets                                                 23,165          294,917        28,237       331,911
Tangible assets                                                        -           14,689             -        10,553
Net operating loss carry-forwards                                138,099                -       123,984             -
Accrued compensation expenses                                      5,912                -         6,251             -
Accrued restructuring expenses                                     5,142                -         1,000             -
Depreciation and amortization                                      8,876           23,146         2,529        14,943
Accrued expenses                                                  18,956                -        13,126             -
Non income taxes                                                   2,405                -         1,678             -
Hedging reserve                                                        -            3,411             -         5,190
Other                                                              7,164            1,155         5,161         2,394
----------------------------------------------------------------------------------------------------------------------
Deferred tax balances                                            289,995          337,318       263,671       364,991
----------------------------------------------------------------------------------------------------------------------

The total deferred tax balance for net operating loss carry-forwards amounts to
(euro) 207,989 ((euro) 170,596 in 2002) against which a valuation allowance of
(euro) 69,890 ((euro) 46,612 in 2002) has been provided to reflect the uncertainty as to the recoverability of certain of these assets.

The recoverability of the Deferred tax assets recognized in the consolidated financial statements is supported by both the Company's business plans and certain transactions implemented during the first quarter of 2004, when the Company made cash injections into certain French and United States subsidiaries. Said transactions will have the effect of increasing the likelihood and the speed of the recovery of Deferred tax assets accrued as of January 31, 2004 on net operating losses carried forward.

                                                                 GUCCI
                                                              Gucci GROUP


At January 31, 2004, the Group net operating loss carry-forwards expire as follows:
----------------------------------------------------------------------------------------------------------------------
January 31,

2005                                                                                                            4,666
2006                                                                                                            4,944
2007                                                                                                            8,265
2008                                                                                                           28,415
2009 and beyond                                                                                               174,477
Without expiration                                                                                            358,011
----------------------------------------------------------------------------------------------------------------------
Total                                                                                                         578,778
----------------------------------------------------------------------------------------------------------------------

In accordance with a recently issued French fiscal law the aggregate amount of prior years losses carried forward in France, were reclassified to the category without expiration.

(12) Long-term financial payables
Long-term financial payables at January 31, 2004 and 2003 consisted of the following:


                                                    Jan 31,                                                    Jan 31,
                                                    2004                                                         2003
--------------------------------------------------------------|------------|-------------------------------------------
                                    Floating rate             | Fixed rate |     Total Capital       Total       Total
                  (euro)       CHF       US$     GBP      Yen |        Yen |     loans leases*
--------------------------------------------------------------|------------|-------------------------------------------
Due in                                                        |            |
fiscal year:                                                  |            |
2004                   -         -         -       -        - |          - |         -       -           -     121,995
2005             391,411   117,238   201,873   1,605   20,601 |     21,395 |   754,123   2,546     756,669     629,502
2006               6,290    64,762     4,037   1,605   47,307 |     42,912 |   166,913   2,904     169,817     211,443
2007               6,830       765     4,037   1,605        - |    107,134 |   120,371   3,014     123,385     108,527
2008               7,370       765     4,037   1,605        - |     78,132 |    91,909   3,109      95,018     127,097
Beyond            39,043    17,555    20,187  11,158        - |          - |    87,943  85,460     173,403           -
--------------------------------------------------------------|------------|-------------------------------------------
                                                              |            |                                 1,198,564
Other                                                         |            |                                     3,847
Total            450,944   201,085   234,171  17,578   67,908 |    249,573 | 1,221,259  97,033   1,318,292   1,202,411
--------------------------------------------------------------|------------|-------------------------------------------
Weighted                                                      |            |
Average                                                       |            |
interest rate      2.60%     0.74%     1.58%   4.77%    0.42% |      0.82% |     1.65%   6.15%       1.98%       2.33%
--------------------------------------------------------------|------------|-------------------------------------------

(*) Calculated as the present value of minimum lease payments under financial leases due beyond twelve months after January 31, 2004.

The other balances are composed of numerous small balances held by the Group's individual subsidiaries.

The carrying value of Long-term financial liabilities approximates fair value.

(13) Pension liabilities and severance indemnities
Pension liabilities and severance indemnities at January 31, 2004 and 2003 consisted of the following:

----------------------------------------------------------------------------------------------------------------------
                                                                                                   2003          2002
Staff leaving indemnities                                                                        52,803        48,403
Deferred compensation                                                                             1,935         2,247
Other                                                                                               386           181
----------------------------------------------------------------------------------------------------------------------
Pension liabilities and severance indemnities                                                    55,124        50,831
----------------------------------------------------------------------------------------------------------------------


                                                                 GUCCI
                                                              Gucci GROUP

Pension liabilities and severance indemnities at January 31, 2004 and 2003 relate to employees in the following countries:

----------------------------------------------------------------------------------------------------------------------
                                                                                                   2003          2002
Italy                                                                                            26,935        23,480
France                                                                                           22,317        22,455
Other                                                                                             5,872         4,896
----------------------------------------------------------------------------------------------------------------------
Pension liabilities and severance indemnities                                                    55,124        50,831
----------------------------------------------------------------------------------------------------------------------

In Italy staff leaving indemnity is paid to all employees on termination of their employment.

Each year, the Group accrues for each employee an amount partly based on the employee's remuneration and partly based on the revaluation of the amounts previously accrued.

The indemnity is an unfunded, but fully provided, liability.

In France employees are entitled to a leaving indemnity if they leave the company in certain circumstances. The liability is based on an actuarial valuation based on a prudent assessment of the relevant parameters, which were as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                                   2003          2002
Discount rate                                                                                        6%          5.1%
Projected future remuneration increases                                                              4%          3.1%
Projected future employee turnover                                                                 2-7%          2-7%
----------------------------------------------------------------------------------------------------------------------

The indemnity is an unfunded, but fully provided, liability.

Additional disclosures have not been made, as the plans are not material.

The movements in pension liabilities and severance indemnities were as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                                   2003          2002
Opening balance                                                                                  50,831        47,550
Accruals for the year                                                                             9,818         9,195
Acquisitions                                                                                        371           681
Payments                                                                                        (5,259)       (5,169)
Currency translation                                                                              (637)       (1,426)
----------------------------------------------------------------------------------------------------------------------
Closing balance                                                                                  55,124        50,831
----------------------------------------------------------------------------------------------------------------------

(14) Shareholders' equity
Share Capital
The authorized share capital of Gucci Group N.V. amounts to (euro) 228.7 million and is divided into 224,215,247 shares.

Treasury stock
In 2003 the Group repurchased 3,203,987 shares for an aggregate cost of (euro)
281.6 million. The repurchased shares are held in treasury and reissued to the Company's employees upon the exercise of their stock options pursuant to the Company's stock option plan.

As at January 31, 2004 the Treasury stock includes 2,971,176 shares (2,400,392 shares as at January 31, 2003) with an average value of (euro) 87.95 per share ((euro) 72.2 as at January 31, 2003)

Dividends
On May 24, 2003, the Supervisory Board approved a dividend of (euro) 0.50 per share. Following approval of the Annual Accounts by shareholders at the Annual General Meeting on July 16, 2003, the Company paid the dividend from the result of the year 2002 of (euro) 0.50 per share. In 2002 the dividend distributed was US$ 0.50 per share.

The Shareholders at the Annual General Meeting on July 16, 2003 approved the distribution of (euro) 13.50 per share in the form of a return of capital. The payment of the (euro) 13.50 per share to the Euronext Amsterdam (AEX) shares occurred on October 2, 2003; the payment of US$ 15.78 (the US dollar equivalent of (euro) 13.50) to shares registered on the New York Stock Exchange (NYSE) occurred promptly thereafter. The aggregate amount paid to shareholders was
(euro) 1,347.0 million. As a result of the payments, the US$ 101.50 per share "put price" that PPR is committed to offer for all Gucci Group shares in April 2004 (see Strategic alliance) was reduced by US$ 15.98 per share. This amount was calculated as follows:

- US$ 15.78: The US dollar per share equivalent of (euro) 13.50 determined by the (euro) 1/US$ 1.1692 exchange rate published by the European Central Bank shortly after 2:15pm Central European Time on October 2, 2003.

- US$ 0.20: The US dollar denominated time value of money determined by applying 2.15% (3-month US dollar LIBOR fixed on October 2, increased by 100 basis points) to US$ 15.78 over the period from October 2, 2003 to April 30, 2004.

Strategic Alliance
On September 10, 2001, the Company, Pinault-Printemps-Redoute S.A. ("PPR") and LVMH-Moet Hennessy Louis Vuitton ("LVMH") entered into a comprehensive settlement of the legal actions pending among them on that date.

The Settlement Agreement provided for the purchase by PPR of 8,579,337 Common Shares, representing approximately 8.6% of the Company's then outstanding share capital, from LVMH at a price of US$ 94 per Common Share. Pursuant to the Settlement Agreement, PPR, LVMH and the Group dismissed all pending litigation, claims and actions relating to, inter alia, the shareholdings of LVMH or PPR in the Company, the acquisitions of such shareholdings or the granting of options to Company management.

Pursuant to the Settlement Agreement, PPR has agreed to commence an Offer to all holders of Common Shares at a price of US$ 101.50 (the "Offer Price") per Common Share on March 22, 2004, with payment to be made on or before April 30, 2004 (such period from March 22, 2004 through April 30, 2004 being referred to herein as the "Offer Period"). As a result of the distribution of (euro) 13.50 per share in the form of a return of capital (see Dividends) the Offer Price was reduced by US$ 15.98 and fixed at US$ 85.52. If, immediately prior to the expiration of the Offer Period, the Common Shares not tendered in the Offer and the Common Shares issuable upon exercise of outstanding options granted to employees of Gucci to purchase Common Shares constitute less than the greater of
(1) 15% of the then-outstanding Common Shares and (2) 15 million Common Shares, PPR will provide a subsequent offering period of no less than 10 days following its acceptance for payment of Common Shares tendered in the initial offering period (as contemplated by Rule 14d-11 under the U.S. Securities Exchange Act of 1934, as amended). PPR may delay the commencement of the Offer for a maximum of six months upon the occurrence of a Force Majeure Event, provided that PPR may only defer the Offer for so long as the Force Majeure Event exists and the existence of such event must be confirmed by a majority of the Independent Directors.

LVMH and the Company (but no other third parties) would have the right to seek monetary damages and/or specific performance from PPR if it fails to honor its obligations under the Settlement Agreement, including an injunction to require PPR to commence the Offer and purchase the Common Shares in accordance with the terms of the Settlement Agreement.

Under a simultaneously executed Amended and Restated Strategic Investment Agreement ("Restated SIA") among the Company, PPR and Marothi, in the event that PPR fails to commence and complete the Offer in accordance with the terms set forth in the Settlement Agreement, which were reiterated in the Restated SIA, a majority of the Independent Directors shall have the ability to seek specific performance, sue for damages and/or distribute a stock dividend for each issued and outstanding Common Share not owned by PPR so that as a result of such stock dividend, PPR's share ownership shall be reduced to 42% of the issued and outstanding Common Shares. In the event the Independent Directors cause the Company to distribute a stock dividend, the number of Supervisory Board members nominated by PPR would be reduced by one member and PPR would be prohibited from acquiring additional Common Shares unless it does so pursuant to a public offer for all of the outstanding Common Shares which is recommended to the Company's shareholders by the Independent Directors.

Net income per share
The numerator for the calculation of both the basic and fully diluted net income per share is "Net income for the year".

Options granted in accordance with the Company's Incentive Stock Option Plan are the only items which can dilute net income per share. The denominator used in "Basic net income per share" and "Diluted net income per share" is calculated using the treasury stock method as shown in the following table:

--------------------------------------------------------------------------------
                                                   Jan 31, 2004     Jan 31, 2003

Denominator in calculating basic net
income per share                                     99,518,957      101,060,751
Add: In the money options outstanding                 5,948,973        6,913,971
Less: Treasury shares*                                4,770,703        5,551,804
--------------------------------------------------------------------------------
Denominator in calculating diluted net
income per share                                    100,697,227      102,422,918
--------------------------------------------------------------------------------
* Theoretical treasury shares which would be acquired from proceeds of exercise of all in-the-money options outstanding.

2,700,000 options to purchase shares of common stock with an average strike price of US$ 98.79 were outstanding as at January 31, 2004, but were not included in the computation of diluted net income per share (2,474,000 as at January 31, 2003) because their exercise price was greater than the average market price of the common shares during the year; accordingly, the inclusion of these 2,700,000 options would have been antidilutive in the calculation.

Accumulated other comprehensive income
Accumulated other comprehensive income as at January 31, 2004 and 2003 consisted of the following:

--------------------------------------------------------------------------------
                                                           2003           2002

Exchange effect arising from change to Euro in 2001     940,449        940,449
Hedging reserve                                          66,953         98,529
Fair value reserve                                        1,721          2,712
Foreign currency adjustments                           (338,204)      (287,571)
--------------------------------------------------------------------------------
Accumulated other comprehensive income                  670,919        754,119
--------------------------------------------------------------------------------

Hedging reserve
The movements in the Hedging reserve account in 2003 and 2002 were as follows:

--------------------------------------------------------------------------------
                                                           2003           2002

Opening balance                                          98,529         (7,559)
Realized change in the value of Cash flow hedges
related to transactions completed during the year      (120,639)       (56,806)
Total changes of the fair value of Cash flow hedges
during the year                                          87,490        168,577
Tax on changes during the year                            1,577         (5,190)
Currency translation                                         (4)          (493)
--------------------------------------------------------------------------------
Closing balance                                          66,953         98,529
--------------------------------------------------------------------------------

Fair value reserve
The movements in the Fair value reserve account in 2003 and 2002 were as follows:
--------------------------------------------------------------------------------
                                                           2003           2002

Opening balance                                           2,712         (2,388)
Gain on available-for-sale investments
sold during the year                                     (1,304)        (6,886)
Change of the fair value of available-for-sale
investments during the year                                 451         12,093
Currency translation                                       (138)          (107)
--------------------------------------------------------------------------------
Closing balance                                           1,721          2,712
--------------------------------------------------------------------------------

Foreign currency adjustments
Movements in foreign currency adjustments account in 2003 and 2002 were as follows:


--------------------------------------------------------------------------------
                                                           2003           2002

Opening balance                                        (287,571)      (230,410)
Translation of opening net equity and
consolidation adjustments                               (72,679)      (112,273)
Translation of result for the period                     (2,451)        (3,219)
Translation of long-term inter-company
accounts receivable                                      24,497         58,331
--------------------------------------------------------------------------------
Closing balance                                        (338,204)      (287,571)
--------------------------------------------------------------------------------

Employee Stock Ownership Plan (ESOP)
The ESOP formed in February 1999 was terminated in 2001 and the shares previously issued to it were cancelled. As part of the termination agreement, the Company committed to issue shares to employees. In fulfillment of the commitment 35,920 shares were issued in April 2003. In total the Company issued 44,564 shares to employees under the ESOP. The issuance of these shares did not have a material impact on the Company's net income or shareholders' equity.

(15) Stock option plan
Under the Incentive Stock Option Plan the Company issues options to employees and directors to purchase shares of the Company. On January 31, 2004, the Group was authorized to grant options from time to time with respect to up to a cumulative total of 18,514,444 common shares (17,264,444 at January 31, 2003).

The Company amended and restated the Incentive Stock Option Plan. With few exceptions, options issued under the Incentive Stock Option Plan (the New Option
Plan) generally were granted at exercise prices equal to or greater than the share price at the time of grant, generally vest proportionally for each complete year of service to the Company over a period up to five years from the date of issuance, and generally expire ten years from the date of issuance.

If less than the greater of 15 million shares or 15% of the Company's outstanding shares remain untendered at the end of the Offer Period (see Strategic alliance), than options issued under the New Option Plan and (if agreed by the option holders) options issued prior to the amendment and restatement of the Stock Option Plan not tendered into the Offer would convert to Stock Appreciation Rights (SARs), which would convert to cash payments by the Company when exercised. The SARs would have the same vesting period as the options and the amount of the related cash payments would be determined based on a formula, which measures the value of the Company as compared to other stock exchange listed comparator companies.

As at January 31, 2004 the Company has not made any provision for such possible cash payments, as the conversion of the options into SARs is not certain. Had the contingent liability been recorded as at January 31, 2004, it would not have been material.

During October 2003 the Company paid (euro) 13.50 per share in the form of a return of capital. In order to implement an equitable treatment for the benefit of the participants to the Company's Stock Option Plan,

                                      GUCCI
                                   GUCCI GROUP

the Supervisory Board approved a one-time extraordinary reduction of US$ 15.78 (the US$ equivalent of (euro) 13.50 determined by the (euro) 1/US$ 1.1692 exchange rate published by the European Central Bank shortly after 2:15pm Central European Time on October 2, 2003) in the exercise price of each option granted prior to October 2, 2003 under the Co mpany's Stock Option Plan.

The following table summarizes the combined option activity (all amounts are stated in US Dollars, except for share amounts):


------------------------------------------------------------------------------------------------------------------
                                                          2003                       2002                    2001
                                                      Weighted                   Weighted                Weighted
                                                       average                    average                 average
                                           Shares      price *          Shares    price *       Shares    price *
------------------------------------------------------------------------------------------------------------------
Outstanding at beginning
of the year                             9,505,599        85.68       9,631,803      79.36    9,381,049      83.67
Granted                                 1,539,950        85.05       1,300,750      88.19    1,044,900      85.43
Exercised                               4,016,388        55.70       1,302,214      42.48      612,475      39.63
Cancelled                                  80,208        66.85         124,740      65.11      181,671      72.35
------------------------------------------------------------------------------------------------------------------
Outstanding at the
end of the year                         6,948,953        81.42       9,505,599      85.68    9,631,803      79.36
------------------------------------------------------------------------------------------------------------------
Exercisable at the
end of the year                         2,723,243        80.59       4,741,339      76.18    4,256,263      62.08
Available for grant
at the end of the year
based on Shareholders'
authorization                           1,239,645          N/A       1,449,387        N/A    1,375,397        N/A
------------------------------------------------------------------------------------------------------------------
(*) Amounts in US Dollar


Additional information regarding options at January 31, 2004, was as follows:


--------------------------------------------------------------------------------------|----------------------------
                                                  Options outstanding                 |        Options exercisable
                                                                            Weighted  |                   Weighted
                                                     Weighted average        average  |                    average
Range of                                 Number remaining contractual       exercise  |        Number     exercise
exercise price*                     outstanding         life (months)        price.*  |   exercisable      price.*
--------------------------------------------------------------------------------------|----------------------------
6.22 - 62.10                            396,438                  72.1          52.66  |       193,438        51.86
62.13 - 62.97                           499,860                  82.1          62.38  |       134,170        62.69
63.29 - 66.82                           477,245                  79.2          65.04  |       152,255        64.85
67.05-71.22                             446,700                  77.4          68.25  |       315,500        67.75
71.88- 79.26                          1,166,760                  98.2          72.65  |       236,480        73.37
79.42-84.98                           1,261,950                111.52          79.81  |        41.400        83.38
87.22- 112.22                         2,700,000                  80.3          98.79  |     1,650,000        90.25
--------------------------------------------------------------------------------------|----------------------------
Total                                 6,948,953                   N/A          81.42  |     2,723,243        80.59
--------------------------------------------------------------------------------------|----------------------------
(*) Amounts in US Dollar


(16) Net revenues
Net revenues include royalty income primarily from the use of the Gucci brand related to eyewear, fragrances and ready-to-wear as well as from the use of the Yves Saint Laurent and other brands for various products.



                                                  GUCCI
                                               GUCCI GROUP

Royalties related to the following trademarks:

-------------------------------------------------------------------------------------------------------------
                                                                        2003            2002            2001
Gucci                                                                 41,731          47,615          51,435
Yves Saint Laurent                                                     9,261          12,876          21,429
Other                                                                  3,600           3,704           3,612
-------------------------------------------------------------------------------------------------------------
Total                                                                 54,592          64,195          76,476
-------------------------------------------------------------------------------------------------------------


(17) Selling, general and administrative expenses
Selling, general and administrative expenses in 2003, 2002, and 2001 were as follows:


-------------------------------------------------------------------------------------------------------------
                                                                         2003            2002           2001
Store                                                                 495,917         453,180        432,445
General and administrative                                            403,511         409,520        403,983
Communication                                                         279,015         289,861        290,651
Selling                                                               178,111         171,389        159,290
Shipping & Handling                                                    67,188          62,472         61,432
Marketing & Promotions                                                 24,835          29,656         28,460
Royalties expense                                                       8,144           8,873          8,827
Research & Development                                                  6,305           8,325          8,035
-------------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses                        1,463,026       1,433,276      1,393,123
-------------------------------------------------------------------------------------------------------------


(18) Financial income, net
Financial income, net, in 2003, 2002 and 2001 consisted of the following:

-------------------------------------------------------------------------------------------------------------
2003                                                                     2003            2002           2001
Interest income                                                        67,224         105,208        150,750
Interest (expense)                                                   (50,354)        (49,559)       (63,773)
Financial income (expense) from hedging transactions                  (5,343)             397            899
Financial income from disposal of financial assets                      1,304           6,886              -
Other                                                                   (950)           (136)            247
-------------------------------------------------------------------------------------------------------------
Financial income, net                                                  11,881          62,796         88,123
-------------------------------------------------------------------------------------------------------------

In 2003 the income from disposal of financial assets derived from the disposal of the Dexia Municipal Agency bond disclosed in Note 9; in 2002 the income derived from the sale of the KFW International Finance bond held as at the end of 2001.


(19) Restructuring expenses
In 2003 restructuring expenses, related primarily to provisions to close certain stores, amounting to (euro) 27.0 million were incurred. These expenses were classified as Operating expenses.

In 2002 restructuring expenses, related primarily to the integration of Boucheron fragrance operations into YSL Beaute, amounting to (euro) 3.1 million were incurred. These expenses were classified as Operating expenses.

In 2001 restructuring expenses of approximately (euro) 8.4 million were primarily for severance payments at Boucheron, Balenciaga and Bottega Veneta, which were offset by the reversal of the over-accrual of certain restructuring expenses in Yves Saint Laurent and YSL Beaute provided in 2000. The 2001 restructuring expenses were not classified as operating expenditures as they related to restructuring of acquired companies during the year immediately after the acquisition.

                                                  GUCCI
                                               GUCCI GROUP

(20) Commitments and contingencies
Leases
Annual future minimum fixed rental payments under non-cancelable Operating leases as of January 31, 2004, were as follows:

----------------------------------------------------------------------------------------------------------------------
Fiscal year                                                                  Store            Other            Total
2004                                                                        85,006           30,575          115,581
2005                                                                        84,496           23,320          107,816
2006                                                                        81,075           20,068          101,143
2007                                                                        74,287           16,502           90,789
2008                                                                        69,621           15,566           85,187
Thereafter                                                                 325,746           36,846          362,592
----------------------------------------------------------------------------------------------------------------------
Total                                                                      720,231          142,877          863,108
----------------------------------------------------------------------------------------------------------------------

In addition to future minimum rental payments, the Group is committed to paying a fixed percentage of net sales in excess of specified amounts for certain of its stores. In Japan the rental contracts do not specify minimal rental payments, but provide for payments calculated as a percentage of sales.

Total store rent expense for 2003, 2002 and 2001 was as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                              2003             2002             2001

Fixed rent                                                                  89,713           83,858           73,154
Variable rent                                                              102,352          100,138           99,332
----------------------------------------------------------------------------------------------------------------------
Total store rent                                                           192,065          183,996          172,486
----------------------------------------------------------------------------------------------------------------------

Annual future minimum rental payments under Capital leases as of January 31, 2004, were as follows:

----------------------------------------------------------------------------------------------------------------------
Fiscal year                                                                                                    Total
2004                                                                                                           7,584
2005                                                                                                           7,869
2006                                                                                                           8,310
2007                                                                                                           8,433
2008                                                                                                           8,535
Thereafter
                                                                                                             143,910
----------------------------------------------------------------------------------------------------------------------
Total future minimum rental payments under Capital leases                                                    184,641
Future finance charge on Capital leases                                                                     (85,232)
----------------------------------------------------------------------------------------------------------------------
Present value of finance liabilities on Capital leases                                                        99,409
----------------------------------------------------------------------------------------------------------------------

At January 31, 2004 the present value of financial liabilities on Capital lease was classified as Short-term loans and Long-term financial payables for an amount of (euro) 2.4 million and (euro) 97.0 million, respectively.

Supply contracts
Unrelated subcontractors assemble the Group's leather goods. In order to ensure the availability of production capacity, the Group enters into agreements with certain suppliers, which included minimum supply commitments over periods up to five years. Moreover the Group enters into agreements with suppliers of certain watch components, which included minimum supply commitments after January 31, 2004.

                                                 GUCCI
                                               GUCCI GROUP

The total amount of the future commitments related to these agreements at January 31, 2004, was as follows:


----------------------------------------------------------------------------------------------------------------------
Fiscal year

2004                                                                                                            76,937
2005                                                                                                             6,071
2006                                                                                                             3,271
2007                                                                                                             1,871
2008                                                                                                             1,121
----------------------------------------------------------------------------------------------------------------------
Total                                                                                                           89,271
----------------------------------------------------------------------------------------------------------------------

Hedging contracts
During the period, the Group entered into derivative transactions to cover its foreign exchange exposure related to anticipated future transactions in currencies other than the reporting currency of the Group.

The notional values of the contracts outstanding at January 31, 2004 and January 31, 2003 were the following:

----------------------------------------------------------------------------------------------------------------------
January 31, 2004                                                  Forward       Combination options            Total
US Dollars                                                        140,564                   492,770          633,334
Japanese Yen                                                      119,007                   432,412          551,419
English Pound                                                     186,336                         -          186,336
Hong Kong Dollars                                                  90,194                         -           90,194
Korean Won                                                         14,410                         -           14,410
----------------------------------------------------------------------------------------------------------------------
Total                                                             550,511                   925,182        1,475,693
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
January 31, 2003                                                  Forward       Combination options            Total
US Dollars                                                        152,934                   543,091          696,025
Japanese Yen                                                      145,532                   526,121          671,653
English Pound                                                     149,934                         -          149,934
Hong Kong Dollars                                                  94,495                         -           94,495
Korean Won                                                          4,109                         -            4,109
----------------------------------------------------------------------------------------------------------------------
Total                                                             547,004                 1,069,212        1,616,216
----------------------------------------------------------------------------------------------------------------------

Certain subsidiaries of the Group entered into forward contracts in relation to trade accounts receivables as well as payables and financial receivables and payables, denominated in the currencies indicated below.

The contracts outstanding at January 31, 2004 and January 31, 2003 were as follows:

----------------------------------------------------------------------------------------------------------------------
Currencies                                                                              January 31,      January 31,
                                                                                               2004             2003
US Dollar                                                                                   295,167          487,653
Japanese Yen                                                                                 21,579           22,704
Swiss Franc                                                                                  74,617          111,976
English Pound                                                                                71,944           52,322
Other currencies                                                                             18,574           16,600
----------------------------------------------------------------------------------------------------------------------
Total                                                                                       481,881          691,255
----------------------------------------------------------------------------------------------------------------------

All contracts mature at various dates from February 2004 to January 2006.

All derivatives contracts are entered into with major financial institutions and, consequently, the Group does not expect default by the counter-parties.

                                      GUCCI
                                   GUCCI GROUP

Litigation

From December 1, 1978 through November 30, 2003, Gucci had a license with a subsidiary of Wella A.G. ("Wella") for production of fragrances and cosmetics. Wella did not renew the license on or before November 30, 2001, with the result that the license lapsed on November 30, 2003. Wella has filed legal actions in the U.S.A., Germany and Italy seeking a declaration that the license will subsist until November 30, 2028. The case is pending; however the Group's management and legal advisors believe that it will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

As of January 31, 2004, the Group's management and legal advisors consider that the other minor unresolved legal actions in which the Group was involved will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Letter of credit
In addition to the other protections under the Settlement Agreement (see Note
14), the Group procured a letter of credit for the benefit of shareholders other than PPR and LVMH. On October 22, 2001, Citibank N.A. (Milan Branch) issued an irrevocable letter of credit in an amount not to exceed US$ 230 million, which will be available to all the Group shareholders, other than PPR and LVMH, in the event that PPR fails to consummate the Offer. KAS Associatie N.V. is the beneficiary of the letter of credit and has agreed to act as paying agent for the benefit of all the Group shareholders, other than PPR and LVMH. The letter of credit is guaranteed by a US$ 245 million bond issued by KFW International Finance (see Note 9).

Commitment to minority shareholders
Certain minority shareholders of the Group's companies have the right through put options to sell their interests in these companies to the Gucci Group in the future. These contractual agreements between the Gucci Group and these minority shareholders extend for various periods up to fifteen years. In most cases the exercise price of a put option depends on the future financial performance and valuation of the company, to which the option is related. It is not possible to estimate the amounts payable under the options as they will depend on the future performance of the related companies. Assuming all such Put options were exercised on January 31, 2004, the amount payable would have been (euro) 84.4 million. This amount includes the minimum exercise price of certain of the Put / Call options which the Company may be obliged to pay in the years indicated below:


--------------------------------------------------------------------------------------------------------------------
Fiscal year
2004                                                                                                         4,845
2005                                                                                                             -
2006                                                                                                         2,280
2007                                                                                                         2,770
2008                                                                                                         6,042
--------------------------------------------------------------------------------------------------------------------
Total                                                                                                       15,937
--------------------------------------------------------------------------------------------------------------------

Other commitments
The Company entered into agreements mainly for the acquisition of fixed assets. These commitments as at January 31, 2004 were as follows:

--------------------------------------------------------------------------------------------------- -----------------
Fiscal year
2004                                                                                                          24,845
2005                                                                                                             555
2006                                                                                                             225
2007                                                                                                             225
2008                                                                                                             225
Thereafter                                                                                                     1,573
--------------------------------------------------------------------------------------------------- -----------------
Total                                                                                                         27,648
--------------------------------------------------------------------------------------------------- -----------------

The major commitments are represented by store refurbishment projects.

                                                  GUCCI
                                               GUCCI GROUP

(21) Additional disclosures
Employee remuneration
Remuneration in 2003, 2002 and 2001 consisted of the following:

---------------------------------------------------------------------------------------------------------------------
                                                                 2003                    2002                   2001
Salaries and wages                                            452,571                 449,673                451,450
Social contributions                                           88,996                  81,879                 70,944
Pension and severance indemnities                              11,822                  11,485                 10,461
---------------------------------------------------------------------------------------------------------------------
Total remuneration                                            553,389                 543,037                532,855
---------------------------------------------------------------------------------------------------------------------


Number of employees
The average number of employees during 2003, 2002 and 2001 was as follows:

---------------------------------------------------------------------------------------------------------------------
                                                                  2003                    2002                   2001
Managers                                                           695                     620                    603
White-collar staff                                               8,376                   7,796                  7,438
Blue-collar staff                                                2,127                   2,142                  1,848
---------------------------------------------------------------------------------------------------------------------
Total average number of employees                               11,198                  10,558                  9,889
---------------------------------------------------------------------------------------------------------------------



The number of employees at January 31, 2004 and 2003 consisted of the following:

---------------------------------------------------------------------------------------------------------------------
                                                                                   January 31,            January 31,
                                                                                          2004                   2003
Managers                                                                                   729                    643
White-collar staff (without temporary staff)                                             8,318                  7,839
Blue-collar staff                                                                        2,207                  2,202
---------------------------------------------------------------------------------------------------------------------
Total number of employees at year-end                                                   11,254                 10,684
---------------------------------------------------------------------------------------------------------------------

Directors' emoluments
The members of the Management Board and Supervisory Board of Gucci Group N. V. as a group received emoluments for 2003, 2002 and 2001 amounting to(euro)6.1 million(euro)8.5 million and(euro)5.9 million, respectively.

Related party transactions
In 2003 the Company entered into commercial transactions with parties having an interest in the Group (PPR or minority shareholders of consolidated subsidiaries). These transactions involved primarily wholesale product sales, cooperative advertising purchases and office supplies purchases from PPR-affiliate retailers, the rental of stores and showroom spaces as well as purchases of raw materials from minority shareholders. These transactions represented less than 0.2% (0.3% in 2002) of consolidated revenues, 0.2% (0.3% in 2002) of consolidated operating expenses and 3.4% (3.1% in 2002) of the cost of goods sold.

Transactions with related parties are priced on an arm's length basis in a manner similar to transactions with third parties.

                                                  GUCCI
                                               GUCCI GROUP

(22) Quarterly information (unaudited) The following table shows financial results by quarter:

--------------------------------------------------------------------------------------------------------------------
2003                                           1 quarter      2 quarter    3 quarter      4 quarter       Full year
Net revenues                                     567,056        583,688      694,958        741,688       2,587,390
Gross profit                                     384,426        375,590      466,670        508,720       1,735,406
Operating profit                                (24,467)       (17,853)       58,194        103,923         119,797
Net income                                         1,155         22,688       53,139         97,265         174,247
Net income per share - basic                        0.01           0.23         0.54           0.97            1.75
Net income per share - diluted                      0.01           0.23         0.53           0.96            1.73
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
2002                                           1 quarter      2 quarter    3 quarter      4 quarter       Full year

Net revenues                                     607,619        577,132      644,757        714,778       2,544,286
Gross profit                                     414,907        394,518      442,279        490,575       1,742,279
Operating profit                                  20,349         31,496       47,074         80,522         179,441
Net income                                        35,503         42,852       52,959         95,440         226,754
Net income per share - basic                        0.35           0.42         0.53           0.94            2.24
Net income per share - diluted                      0.35           0.41         0.52           0.93            2.21
--------------------------------------------------------------------------------------------------------------------

(23) Reconciliation with accounting principles generally accepted in the United States
The Group's accounting policies differ in certain respects from accounting policies generally accepted in the United States ("U.S. GAAP"), as follows:

Impairment of Indefinite Life Assets
Effective February 1, 2002 the Group adopted the full provisions of FAS 142. Consequently, the Group reassessed the useful lives of previously recognized intangible assets. As a result of this assessment the Yves Saint Laurent trademark was classified as an indefinite-lived intangible asset ("Indefinite-Lived Asset") under the provisions of FAS 142. This conclusion is supported by the fact that the Yves Saint Laurent trademark right is: perpetual in duration, related to one of the most well known and the long lasting luxury and fashion brands, and when the relaunch of the brand is completed expected to generate positive cash flows as long as the company owns it. hr fact, the Yves Saint Laurent brand possesses all the qualities (long standing reputation, high awareness, reliably high quality, customer loyalty due to its recognizable attributes), which are expected to permit the Company to achieve superior and very long-term cash flows, fundamental to enhancing the brand's long-term value. Under U.S. GAAP Indefinite-Lived Assets are not amortized but rather tested for impairment annually or when events and circumstances warrant. The Group reevaluates the useful life of the Indefinite-Lived Asset each year to determine whether events or circumstances continue to support indefinite useful life.

As at January 31, 2004, in accordance with the FAS 142, the Group completed its annual impairment test for the Indefinite-Lived Asset and for all goodwill, comparing the fair value of the Indefinite-Lived Asset and of all goodwill to their related current carrying amounts as at that date. Fair value was derived using a discounted cash flow analysis. Impairment analyses were generally based on five to ten year period business plans consistent with internal planning assumptions. In the valuation model, the Company did not apply a perpetual growth rate and a constant operating margin assumption until the end of the period covered by the business plans. The Company assumed a discount rate, which is representative of the Weighted Average Cost of Capital consistent with rates adopted by reputable investment banks. In the forecast period considered for the impairment analysis, the Company budgeted the businesses' free cash flow; in the subsequent period (perpetuity), constant growth rates were assumed, which correspond to minimal real growth after adjusting for expected inflation. These annual impairment tests did not indicate an impairment of either the Yves Saint Laurent trademark or goodwill deriving from the Group's acquisitions, other than minor impairments amounting to (euro) 6.4 million.

As at January 31, 2004 and 2003 the carrying amount of the Yves Saint Laurent trademark valued in accordance with the U.S. GAAP was (euro) 890.1 million.

                                                 GUCCI
                                               GUCCI GROUP

As at January 31, 2004 and 2003 Trademarks and Other intangible assets subject to amortization valued in accordance with the U.S. GAAP consisted of the following:

                                  January 31, 2004                           January 31, 2003
------------------------------------------------------------------------------------------------------------------
                                   Gross    Accumulated            Net       Gross      Accumulated           Net
                                           amortization                                amortization
------------------------------------------------------------------------------------------------------------------
Trademarks                       463,079         62,708        400,371     463,041           43,260       419,781
Other intangible assets          308,490         83,926        224,564     305,324           64,548       240,776
------------------------------------------------------------------------------------------------------------------
Total                            771,569        146,634        624,935     768,365          107,808       660,557
------------------------------------------------------------------------------------------------------------------

The movements in the carrying amount of goodwill valued in accordance with U.S. GAAP were as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                             2003            2002
Opening balance                                                                           800,539         832,389
Additions                                                                                  12,229          29,721
Adjustments to prior year value                                                                 -        (58,557)
Impairment losses                                                                               -               -
Currency translation                                                                      (4,461)         (3,014)
------------------------------------------------------------------------------------------------------------------
Closing balance                                                                           808,307         800,539
------------------------------------------------------------------------------------------------------------------

Goodwill and trademark amortization
As required by IAS, the Company amortizes goodwill and acquired trademarks over a maximum period of 20 years. In 2002 the Company adopted FAS 142, under which it did not amortize goodwill nor the Yves Saint Laurent trademark, which has an indefinite useful life. The other acquired trademarks were amortized over periods representing their estimated useful lives, which the Company reassessed when first applying FAS 142 as of February I, 2002 as follows:


---------------------------------------------------------------------------------------------------------------------
Trademark                                                                                                 Useful life

Balenciaga                                                                                                   20 years
Bottega Veneta                                                                                               40 years
Boucheron                                                                                                    20 years
Roger & Gallet                                                                                               40 years
Sergio Rossi                                                                                                 40 years
Stella McCartney                                                                                             20 years
---------------------------------------------------------------------------------------------------------------------

The aggregate amortization charge of Trademarks and Other intangible assets determined under U.S. GAAP for the year amounts to (euro) 43.0 million ((euro)
43.6 million in 2002); approximately the same depreciation charge is expected during each of the next five years.

Restructuring charges
In accordance with IAS rules, the Group does not recognize a provision with respect to certain exit costs, employee termination costs and other restructuring expenses as at the date of the acquisitions, but rather charges such costs to expense in the periods they are incurred. Under U.S. GAAP these liabilities should be recognized and included in the allocation of the acquisition costs. Accordingly, appropriate adjustments have been reflected in the U.S. GAAP reconciliation.

In accordance with IAS rules, a restructuring accrual is recorded for one-time termination benefit payments and other costs to exit an activity when (l) the Company has a detailed formal plan for the restructuring (2) has started implementation of the plan (3) and has communicated the plan to affected employees. During 2003 for U.S. GAAP purposes, the Company adopted the provisions of FASB SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS 146"). FAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF 94-3. In accordance with FAS 146 it is not appropriate to accrue one-time benefit payments to employees if: (1) the employees are required to render services until they are terminated and (2) the employees will be retained to render service beyond the retention period (assumed to be 60 days subsequent to notification of dismal). Under US GAAP (euro) 11.2 million of restructuring expenses were recorded during 2003 with a provision of (euro) 5.0 million remaining at January 31, 2004. Accordingly, appropriate adjustments have been reflected in the U.S. GAAP reconciliation.

                                      GUCCI
                                   GUCCI GROUP

Non-cash compensation expense
In accordance with IAS, no cost is accrued for stock options on the date of grant as well as during the life of the options. Under U.S. GAAP, as permitted under FAS 123, "Accounting for Stock-Based Compensation", the Company accounts for employee stock options under Accounting Principles Board statement No. 25, "Accounting for Stock Issued to Employees", ("APB 25") as clarified by FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation" ("FIN 44"), and FASB Interpretation No. 28, "Accounting for Stock Appreciation and Other Variable Stock Option or Award Plans".

The Company generally issues options to employees and directors to purchase shares of the Company with an exercise price greater than or equal to the market price of the underlying shares at the date of grant. Prior to 2000, the Supervisory Board contracted to grant options to certain executive officers, subject to the approval of the Annual General Meeting ("AGM"). On June 22, 2000, the AGM authorized the issuance of the options granted in 1999. In accordance with APB 25, in 2000 the compensation cost for stock options was measured as the excess of the quoted market price of Gucci shares on the day shareholder approval was obtained and the strike price of the options (the "Intrinsic Value"). The related compensation expense was recognized over the vesting period of each grant.

In December 2001 the Company paid a US$ 7.00 special dividend to all shareholders, except PPR, related to the settlement of outstanding litigation between the Group, PPR and LVMH (see Note 14). Then, the Company reduced the exercise price of outstanding options to provide equitable compensation to option holders not eligible to receive the special dividend by the same amount. In accordance with FIN 44, the Company recognized as a current period expense for the period ended January 31, 2002 the accumulated intrinsic value of all vested in the money outstanding options amounting to (euro) 114.7 million.

In October 2003 the Company paid (euro) 13.50 per share in the form of a return of capital. Then, the Company reduced the exercise price of outstanding options by the equivalent U.S. dollar amount of US$ 15.78 (see Note 15) to provide equitable compensation to option holders not eligible to receive the return of capital. In accordance with FIN 44, the Company recognized a related current period expense amounting to (euro) 3.3 million for the period ended January 31, 2004.

In addition the intrinsic value of options, which were in-the-money but not vested on the dates of the respective repricing have been charged to compensation expense rateably over the period from the date of repricing to the date of vesting adjusted each period for the effects of variable accounting. Finally, periodic changes in the intrinsic value during the period from the dates of the respective repricing to the date of exercise of the options are recognized as an increase to or a decrease of compensation expense subsequent to the end of the vesting period.

The Company amended and restated the Incentive Stock Option Plan. If the less of the greater of 15 million shares or 15% of the Company's outstanding shares remain untendered at the end of the Offer Period (see Strategic alliance), options issued under the New Option Plan and (if agreed by the option holders) options issued prior to the amendment and restatement of the Stock Option Plan not tendered into the Offer will convert to Stock Appreciation Rights ("SARs"), which will convert to cash payments by the Company when exercised. The SARs would have the same vesting period as the options and the amount of the related cash payments would be based on a formula, which measures the value of the Company based on operating and net income and the related valuation multiples of stock exchange listed comparator companies.

Consequently, under U.S. GAAP, variable plan accounting is required for options issued under the New Option Plan until the outcome of the Offer is known. Under U.S. GAAP, the Company is not required to accrue a provision related to the Cash Awards, as the con-version of the options into SARs will be confirmed only by the occurrence of future events not within the control of the Group. Had the contingent liability been recorded as at January 31, 2004, it would not have been material.

In addition, because the conversion of these options to Cash Awards is outside of the control of either the employee or the Company these instruments would be classified in a mezzanine section of the U.S. GAAP balance sheet between debt and equity. This results in a reconciling difference in the U.S. GAAP equity reconciliation.

Hedging
The Company enters into transactions including derivative transactions to manage its foreign exchange exposure related to certain anticipated future revenues and expenses in currencies other than the reporting currency of the Group as at the year end. Until the adoption of IAS 39 "Financial instruments: recognition and measurement", and FAS 133, "Accounting for Derivative Instruments and Hedging Activities", the Company deferred the unrealized gains or losses on hedges in respect of future revenues and expenses; under U.S. GAAP unrealized gains or losses on hedges, which were not covered by firm commitments as at the balance sheet date, were included in the determination of net income.

                                      GUCCI
                                   GUCCI GROUP

Upon the adoption of IAS 39 the Company qualifies for hedge accounting and records the fair value movements of Cash flow hedges as a component of equity until the related revenues and expenses are realized. Under U.S. GAAP the Company's hedges of anticipated future transactions do not qualify for hedge accounting. Accordingly, on adoption of FAS 133 the current U.S. GAAP hedging relationships for the Company's existing derivative instruments were no longer recognized as hedges. Subsequent to adoption, movements in the fair value of Cash flow hedges have been recorded as adjustments to U.S. GAAP net income. However, as IAS/IFRS basis shareholders' equity reflects the Hedging reserve in Other comprehensive income, from January 31, 2002 there is no longer a reconciling item between IAS/IFRS and U.S. GAAP basis shareholders' equity.

Construction period store rental expenses
In accordance with IAS/IFRS these are capitalized as part of the cost of constructing the store and amortized to expense over the lease period. U.S. GAAP (SOP 98-5) requires these to be charged to expense.

Deferred taxation on elimination of inter-company profit
As required by IAS, the Company calculates deferred taxation related to the elimination of unrealized inter-company profit on sale of inventories and fixed assets by applying the tax rates prevailing in the countries where the assets will ultimately be sold to third parties or depreciated. U.S. GAAP requires that this deferred taxation be calculated by applying tax rates prevailing in the countries where these assets originated.

Tax deduction on stock options
As described in Note 3, the Group reports the tax benefits, which derives upon the exercise of stock options by certain employees as a reduction of income tax expense. As this tax benefit arises from transactions involving the Company's shares, U.S. GAAP requires that this benefit be credited directly to shareholders' equity.


                                                                GUCCI
                                                              GUCCI GROUP

Summarized below are the adjustments to net income that would have been required if U.S. GAAP had been applied instead of IAS/IFRS:

2003
--------------------------------------------------------------------------------------------------------------------
Net Income                                                             Pre-tax result          Tax       Net income
Income net of minority interests as reported
  in the consolidated statement of income                                     152,132        22,115        174,247
Items increasing (decreasing) reported income
  net of minority interests:
Non-cash compensation expense:
-  cumulative intrinsic value of vested options on the (euro)
   13.50 return of capital payment date, which qualified for
   variable accounting on that date for the first time                        (3,251)             -        (3,251)
- change in intrinsic value of outstanding options                           (61,152)         8,261       (52,891)
Restructuring charges                                                           1,815         (639)          1,176
Goodwill and trademark amortization                                            87,773      (16,554)         71,219
Change in unrealized exchange gain (loss) on hedge transactions              (33,149)         1,577       (31,572)
Construction period store rental expenses,
  net of related amortization                                                 (5,300)         2,330        (2,970)
Deferred taxation on elimination of inter-company profit                            -      (13,731)       (13,731)
Tax deduction on stock options exercise                                             -       (1,130)        (1,130)
Income net of minority interests in accordance with U.S. GAAP                 138,868         2,229        141,097
--------------------------------------------------------------------------------------------------------------------
Basic net income per share in accordance with U.S. GAAP                                                       1.42
Diluted net income per share in accordance with U.S. GAAP                                                     1.40
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                            Gross           Tax            Net

Shareholders' equity as reported in the consolidated balance sheet                                       3,313,928
Items increasing (decreasing) reported shareholders' equity:
Restructuring charges                                                         103,702      (35,292)         68,410
Goodwill and trademark amortization                                           272,355      (53,939)        218,416
Construction period store rental expenses,
  net of related amortization                                                (16,548)         6,526       (10,022)
Change in Fair value of outstanding options                                   (6,975)           586        (6,389)
Deferred taxes on elimination of inter-company profit                                       (40,874)       (40,874)
Foreign currency adjustments                                                   3,154         3,384          6,538
--------------------------------------------------------------------------------------------------------------------
Shareholders' equity in accordance with U.S. GAAP                                                       3,550,007
--------------------------------------------------------------------------------------------------------------------


                                                                GUCCI
                                                              GUCCI GROUP

2002
--------------------------------------------------------------------------------------------------------------------
Net Income                                                             Pre-tax result          Tax      Net income
Income net of minority interests as reported
  in the consolidated statement of income                                     246,040      (19,286)        226,754
Items increasing (decreasing) reported income
  net of minority interests:
Non-cash compensation expense:
- compensation expense related to certain stock options granted
   at an exercise price below market on the date of the grant                    (583)           -            (583)
- change in intrinsic value of outstanding options                            (37,703)       4,280         (33,423)
Goodwill and trademark amortization                                           104,873      (17,267)         87,606
Unrealized exchange gain (loss) on hedge transactions                         111,771       (5,190)        106,581
Construction period store rental expenses,
  net of related amortization                                                  (9,566)       3,593          (5,973)
Deferred taxation on elimination of inter-company profit                            -         (708)           (708)
Tax deduction on stock options exercise                                             -         (786)           (786)
Income net of minority interests in accordance with U.S. GAAP                 414,832      (35,364)        379,468
--------------------------------------------------------------------------------------------------------------------
Basic net income per share in   accordance with U.S. GAAP                                                     3.75
Diluted net income per share in accordance with U.S. GAAP                                                     3.70
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                            Gross           Tax            Net
Shareholders' equity as reported in the consolidated balance sheet
                                                                                                         4,671,433
Items increasing (decreasing) reported shareholders' equity:
Restructuring charges                                                         101,887      (34,653)         67,234
Goodwill and trademark amortization                                           184,582      (37,385)        147,197
Construction period store rental expenses,
  net of related amortization                                                 (11,248)       4,196          (7,052)
Change in Fair value of outstanding option                                     (1,773)           -          (1,773)
Deferred taxes on elimination of inter-company profit                               -      (27,143)        (27,143)
--------------------------------------------------------------------------------------------------------------------
Shareholders' equity in accordance with U.S. GAAP                                                        4,849,896
--------------------------------------------------------------------------------------------------------------------


                                                                 GUCCI
                                                              GUCCI GROUP
2001
--------------------------------------------------------------------------------------------------------------------
Net Income                                                             Pre-tax result          Tax      Net income
Income net of minority interests as reported
  in the consolidated statement of income                                     371,214      (58,679)        312,535
Items increasing (decreasing) reported income
  net of minority interests:
Restructuring                                                                   (750)         1,210            460
Non-cash compensation expense:
- compensation expense related to certain stock options granted
   at an exercise price below market on the date of the grant                 (6,413)             -        (6,413)
- cumulative intrinsic value of vested in-the-money
   options on the date of the US$ 7.00 exercise price reduction             (114,701)        11,056      (103,645)
- change in intrinsic value of outstanding options through year end           (6,999)         1,001        (5,998)
Goodwill and trademark amortization                                            42,658       (9,661)         32,997
Unrealized exchange gain (loss) on hedge transactions                        (16,450)           430       (16,020)
Construction period store rental expenses, net of related amortization        (1,631)           585        (1,046)
Deferred taxation on elimination of inter-company profit                            -      (13,310)       (13,310)
Tax deduction on stock options exercise                                             -         (264)          (264)
Income net of minority interests in accordance with U.S. GAAP                 266,928      (67,632)        199,296
--------------------------------------------------------------------------------------------------------------------
Bask net income per share in accordance with U.S. GAAP                                                        1.99
Diluted net income per share in accordance with U.S. GAAP                                                     1.96
--------------------------------------------------------------------------------------------------------------------

Pro-forma income statement (unaudited)
Effective February 1, 2002 the Group adopted the full provisions of FAS 142. On a pro-forma basis assuming the new standard had been applied since February 1, 2000 the net result of the period prepared on a U.S. GAAP basis for the years ended January 31, 2004, 2003 and 2002 would have reflected the following amounts:

--------------------------------------------------------------------------------------------------------------------
                                                                                 2003           2002          2001
Net Income as reported in accordance with U.S. GAAP                           141,097        379,468       199,296
Add back: Trademark amortization, net of tax                                        -              -        12,309
Add back: Goodwill amortization                                                     -              -        48,751
Pro-Forma Net income                                                          141,097        379,468       260,356
--------------------------------------------------------------------------------------------------------------------
Net income per share -basic                                                      1.42           3.75          2.60
Net income per share-- diluted                                                   1.40           3.70          2.56
--------------------------------------------------------------------------------------------------------------------

During 2002 the Group made minor acquisitions. Had these acquisitions been made on February 1, 2002, the effect on the 2002 income statement would not have been material. Accordingly no related pro-forma information is disclosed.

During 2001 the Group made several acquisitions. On a pro-forma basis, assuming the acquisitions of these businesses had been made on February 1, 2001, the acquisitions had been financed by third parties since this date and the results of these companies had been the same as originally reported, income statements prepared on a U.S. GAAP basis for the year ended January 31, 2002 would have reflected the following amounts:

                                                                                                                 2001
---------------------------------------------------------------------------------------------------------------------
Net revenues                                                                                                2,579,313
Goodwill and trademark amortization                                                                            88,033
Operating profit                                                                                              162,833
Net income                                                                                                    195,574
---------------------------------------------------------------------------------------------------------------------
Net income per share of common stock-- diluted                                                                   1.93
---------------------------------------------------------------------------------------------------------------------

Management believes that the pro-forma results of operations are not indicative of what actually would have occurred if the acquisitions had taken place on February 1, 2001.

                                      GUCCI
                                   GUCCI GROUP

Stock -based compensation
For purposes of the reconciliation of the reported net income with net income in accordance with U.S. GAAP, stock-based compensation is accounted for by using the intrinsic value based method.

Pro-forma U.S. GAAP amounts, had compensation expense been calculated based on the options' fair value at their respective grant dates for awards under the stock option plans, are presented below:

--------------------------------------------------------------------------------------------------------------------
                                                                                 2003           2002          2001
Net Income as reported in accordance with U.S. GAAP                           141,097        379,468       199,296
Add:
compensation expense included in U.S. GAAP Net Income,
net of related tax effect                                                      56,142         34,006       116,056
Deduct:
total stock based employee compensation determined
under fair value based method, net of related tax effect                       40,680         61,082        95,516
Pro-Forma Net income                                                          156,559        352,392       219,836
--------------------------------------------------------------------------------------------------------------------
Net income per share - basic                                                     1.57           3.49          2.19
Net income per share - diluted                                                   1.55           3.44          2.17
--------------------------------------------------------------------------------------------------------------------

The weighted average grant-date fair value of options granted in 2003, 2002 and 2001 for the Incentive Stock Option Plan was US$ 9.56, US$ 17.61 and US$ 19.93, respectively.

The fair values at the date of grant were estimated using the Black-Scholes option pricing model with the following assumptions:

--------------------------------------------------------------------------------------------------------------------
                                                                                 2003           2002          2001
Risk free interest rate                                                        2.27%           3.87%         4.16%
Expected life (years)                                                           3.35             3.5           3.5
Volatility                                                                    12.17%           14.4%         21.3%
Dividend yield                                                                 0.57%            0.57%        0.60%
--------------------------------------------------------------------------------------------------------------------

(24) Recently issued accounting principles
In December 2003 the International Accounting Standard Board (IASB) issued the revised version of 15 International Accounting Standards (IAS 1 -- Presentation of Financial Statements, IAS 2 -- Inventories, IAS 8 -- Accounting Policies, Changes in Accounting Estimates and Errors, IAS 10 -- Events after the Balance Sheet Date, IAS 16 -- Property, Plant and Equipment, IAS 17 -- Leases, IAS 21 The Effects of Changes in Foreign Exchange Rates, IAS 24 -- Related Party Disclosures, IAS 27 -- Consolidated and Separate Financial Statements, IAS 28 -- Investments in Associates, IAS 31 -- Investments in Joint Ventures, IAS 32-- Financial Instruments: Disclosure and Presentation, IAS 33 -- Earning per Shares, IAS 39 - Financial Instruments: Recognition and Measurement, IAS 40 -- Investment Property).

On February 19, 2004 the IASB issued International Financial Reporting Standard 2 -- Share-based Payment (IFRS 2) dealing with the accounting for share-base transactions, including grants of shares options and Stock Appreciation Rights
(SAR) to employees.

The revised version of the 15 International Accounting Standards as well as IFRS 2 will be applied by the Company for annual periods beginning on or after January 1, 2005.

The Company is studying the impact of the amendments to the 15 International Accounting Standards and of implementation of IFRS 2 in its future financial statements.

On March 31, 2004 the IASB issued International Financial Reporting Standard 3 dealing with business combination. This Standard replaces IAS 22 -- Business combinations. In accordance with the IFRS 3 requirements amortization of goodwill acquired in a business combination is prohibited. The Group will implement the new standard to business combinations for which the agreement date is on or after March 31, 2004. With regards to goodwill arising from a business combination for which the agreement date was

                                    GUCCI
                                   GUCCI GROUP

before March 31, 2004, the Group will apply the new requirements prospectively starting from the beginning of the fiscal year starting on February 1, 2005.

On March 31, 2004 the IASB issued the revised versions of International Accounting Standard 36 and 38. The main revisions to these standards deal with the amortization of intangibles assets with indefinite useful lives, which is prohibited and the requirement to test goodwill and intangible assets with indefinite useful lives for impairment on an annual basis. The Group will implement the new requirements as follows:

- to intangible assets acquired in a business combination for which the agreement date is on or after March 31, 2004 during the fiscal year starting on February 1, 2004;
- to all other intangible assets prospectively starting from the beginning of the fiscal year starting on February 1, 2005.

As a result of the implementation of IFRS 3 as well as of IAS 36 (Revised 2004) and IAS 38 (Revised 2004), for the fiscal year beginning February 1, 2005, the Group expects a reduction of the annual amortization charge approximately (euro) 95 million gross of tax, assuming that no impairment charges of indefinite life intangibles and goodwill is required. The expected positive effect after tax on the result of that year is expected to approximate (euro) 78 million.

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities". FIN 46 introduces a new concept of a variable interest entity ("VIE"). FIN 46 is effective immediately for all VIEs created after January 31, 2003. For VIEs created prior to February 1, 2003, FIN 46 will be effective as of June 30, 2004. As of January 31, 2004 and during the periods reported in these financial statements the Company did not have any VIE.

In December 2003, the FASB issued FAS No. 132 (R), "Employers' Disclosures about Pensions and Other Post-retirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132. This Statement revises employer's disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The new rules require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. Part of the new disclosures provisions are effective for 2003 calendar year-end financial statements. No new disclosures were required in the Company's financial statements as a result of the implementation of the new standard. The company is currently evaluating the impact of the provisions of FAS 132 (revised 2003), which have a later effective date.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149, which is to be applied prospectively, is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company's consolidated financial statements.


                                                                 GUCCI
                                                              GUCCI GROUP
(25) Consolidated Companies

Gucci Division
---------------------------------------------------------------------------------------------------------------------
Region                                                                                              Registered Office
---------------------------------------------------------------------------------------------------------------------
Europe
Guccio Gucci S.p.A. (*) (**)                                                                          Florence, Italy
Gucci Logistica S.p.A. (*)                                                                            Florence, Italy
Luxury Goods Italia S.p.A. (*)                                                                        Florence, Italy
G.F. Services S.r.l. (**)                                                                                Milan, Italy
G.F. Logistica S.r.l. (*)                                                                                Milan, Italy
Luxury Goods France S.A. (*)                                                                            Paris, France
Gucci Limited (*)                                                                              London, United Kingdom
GG Luxury Goods Gmbh (*1 (**)                                                                       Neustadt. Germany
Luxury Goods International S.A. (*)                                                            Cadempino, Switzerland
Luxury Goods Logistic S.A. (51%)                                                               Cadempino, Switzerland
Gucci Belgium S.A. (*) (**)                                                                         Brussels, Belgium
La Meridiana Fashion S.A. (**)                                                                      Brussels, Belgium
Luxury Goods Spain S.L. (*)                                                                             Madrid, Spain
Gucci S.a.m. (*) (**)                                                                              Montecarlo, Monaco
Gucci Austria Gmbh (*) (**)                                                                           Vienna, Austria
Gucci Netherlands B.V. (*) (**)                                                            Amsterdam, The Netherlands
Luxury Goods Outlet S.r.l. (*)                                                                        Florence, Italy
Capri Group S.r.l. (*) (75%)                                                                            Naples, Italy
Gucci Venezia S.p.A. (*) (51%)                                                                          Venice, Italy
Gucci International N.V. (**)                                                              Amsterdam, The Netherlands
Gucci Group N.V.                                                                           Amsterdam, The Netherlands
GG France Holding S.a.r.l. (**)                                                                         Paris, France
Gucci Luxembourg S.A. (**)                                                                                 Luxembourg
Gucci Services Limited (**)                                                                    London, United Kingdom
Gucci Participation B.V.                                                                   Amsterdam, The Netherlands
Gucci Finanziaria S.p.A.                                                                              Florence, Italy
Gucci Italia Holding S.p.A. (**)                                                                      Florence, Italy
Gucci Ireland Limited                                                                                 Dublin, Ireland
Luxury Goods Operations (L.G.O.) S.A. (*) 51%                                                  Cadempino, Switzerland

North America
Gucci North American Holdings, Inc. (**)                                                             Delaware, U.S.A.
Gucci America, Inc. (*)                                                                              New York, U.S.A.
Gucci Shops of Canada, Inc.                                                                     New Brunswick, Canada
Gucci Boutiques, Inc. (*)                                                                       New Brunswick, Canada

Asia
Gucci Group Japan Limited (*)                                                                            Tokyo, Japan
Gucci Group (Hong Kong) Limited (*) (**)                                                             Hong Kong, China
Gucci Thailand Co, Ltd (**)                                                                         Bangkok, Thailand
Gucci Group Guam, Inc. (*)                                                                                Tumon, Guam
Gucci Group Korea Ltd (*) (**)                                                                     Seoul, South Korea
Gucci Taiwan Limited (*) (**)                                                                          Taipei, Taiwan
Gucci (Malaysia) Sdn Bhd (*)                                                                   Kuala Lumpur, Malaysia
Gucci Singapore Pte Limited (*)                                                                  Singapore, Singapore
Gucci Australia PTY Limited (*)                                                                   Victoria, Australia
Gucci Group Japan Holding Limited (*)                                                                    Tokyo, Japan
Yugen Kaisha Gucci (*) (**)                                                                              Tokyo, Japan

Rest of World
Gemini Aruba N.V.                                                                         Aruba, Netherlands Antilles


                                                                 GUCCI
                                                              GUCCI GROUP

Gucci Group Watches
---------------------------------------------------------------------------------------------------------------------
Region                                                                                              Registered Office
---------------------------------------------------------------------------------------------------------------------
Europe
Luxury Timepieces International S.A. (*)                                                       Neuchatel, Switzerland
Luxury Timepieces (U.K.) Ltd. (*) (**)                                                         London, United Kingdom
Luxury Timepieces Espana, S.L. (51%)                                                                    Madrid, Spain
Luxury Timepiece Design S.A.                                                           La Chaux-de-Fonds, Switzerland
Luxury Timepiece Manufacturing S.A. (*)                                                La Chaux-de-Fonds, Switzerland
Bedat Group Holding S.A. (85%)                                                                    Geneva, Switzerland
Bedat & Co. S.A. (*) (85%)                                                                        Geneva, Switzerland
Gucci Group WatchesFrance S.A.S                                                                        Pantin, France

North America
Luxury Timepieces (Canada), Inc. (*)(**)                                                              Markham. Canada
Bedat & Co. U.S.A., LLC (*) (85%)                                                               San Francisco, U.S.A.

Asia
Luxury Timepieces (Hong Kong) Limited (*) (**)                                                       Hong Kong, China
Luxury Timepieces Japan Limited (*)                                                                      Tokyo, Japan
Gucci Group Watches Taiwan Limited (*)                                                                 Taipei, Taiwan


Yves Saint Laurent
---------------------------------------------------------------------------------------------------------------------
Region                                                                                              Registered Office
---------------------------------------------------------------------------------------------------------------------
Europe
Yves Saint Laurent, S.A.S. (*)                                                                          Paris, France
Yves Saint Laurent Boutique France, S.A.S. (*)                                                          Paris, France
Yves Saint Laurent Fashion B.V.                                                            Amsterdam, The Netherlands
Yves Saint Laurent France B.V.                                                             Amsterdam, The Netherlands
S.A.M. Yves Saint Laurent Monaco S.a.m. (*)                                                        Montecarlo, Monaco
Yves Saint Laurent Spain S.A. (*)                                                                       Madrid, Spain
Yves Saint Laurent UK Ltd (*)                                                                  London, United Kingdom
Yves Saint Laurent Belgium S.P.R.L.                                                                 Brussels, Belgium
C. Mendes S.A. (*)                                                                                      Paris, France
Yves Saint Laurent Germany Gmbh (*)                                                               Dusseldorf, Germany
Yves Saint Laurent Services, S.A.S.                                                                     Paris, France

North America
Yves Saint Laurent America, Inc. (*)                                                                 New York, U.S.A.
Yves Saint Laurent of South America, Inc. (*)                                                        New York, U.S.A.
Yves Saint Laurent America Holding, Inc.                                                             New York, U.S.A.

Asia
Yves Saint Laurent Fashion Japan Limited                                                                 Tokyo, Japan


                                                                 GUCCI
                                                              GUCCI GROUP

YSL Beaute
---------------------------------------------------------------------------------------------------------------------
Region                                                                                              Registered Office
---------------------------------------------------------------------------------------------------------------------
Europe
YSL Beaute (S.A.S.)                                                                         Neuilly sur Seine, France
Yves Saint Laurent Parfums S.A.                                                             Neuilly sur Seine, France
Roger & Gallet (S.A.S.) (*)                                                                 Neuilly sur Seine, France
YSL Beaute Recherche et Industries (S.A.S.) (*)                                                        Bernay, France
Yves Saint Laurent Parfums Lassigny (S.A.S.)                                                Neuilly sur Seine, France
Parfums Van Cleef and Arpels S.A. (*)                                                       Neuilly sur Seine, France
YSL Beaute Gmbh (*)                                                                                   Munich, Germany
YSL Beaute S.A. (*)                                                                                  Barcelona, Spain
Fendi Profumi S.p.A. (*)                                                                              Florence, Italy
Florbath Profumi di Parma S.p.A. (*)                                                                  Florence, Italy
YSL Beaute Nederland B.V. (*)                                                           Eg Maassluis, The Netherlands
Parfums Stern (S.A.S.) (*)                                                                  Neuilly sur Seine, France
YSL Beaute S.A. N.V. (*)                                                                            Brttssels,Belgimn
YSL Beaute AEBE (*) (51%)                                                                              Athens, Greece
YSL Beaute S.A. (*) (51%)                                                                            Lisbon, Portugal
YSL Beaute Suisse                                                                                 Geneva, Switzerland
YSL Beaute Ltd (*)                                                                     Haywards Heath, United Kingdom
YSL Beaute Italia S.p.A. (*)                                                                          Florence, Italy
YSL Beaute HGmbh (*)                                                                                  Vienna, Austria
Fildema XXI S.L.                                                                                     Barcelona, Spain
Alexander McQueen Parfums (S.A.S.)                                                          Neuilly sur Seine, France
Classic Parfums (S.A.S.)                                                                    Neuilly sur Seine, France

Parfums Balenciaga (S.A.S.)                                                                 Neuilly sur Seine, France
Stella McCartney Parfums (S.A.S.)                                                           Neuilly sur Seine, France
Boucheron Parfunes (S.A.S) (*)                                                              Neuilly sur Seine, France

North America
YSL Beaute, Inc. (*)                                                                                 New York, U.S.A.
YSL Beaute Miami, Inc.                                                                                  Miami, U.S.A.
Parfumes Boucheron Corp. (*)                                                                         New York, U.S.A.
Mode et Parfumes Corp. (*)                                                                           New York, U.S.A.

Asia
Yves Saint Laurent Parfums KK (*)                                                                        Tokyo, Japan
YSL Beaute Hong Kong Ltd (*)                                                                         Hong Kong, China
YSL Beaute Singapore PTE Ltd (*)                                                                 Singapore, Singapore

Rest of World
YSL Beaute Canada, Inc. (*)                                                              Mississauga, Ontario, Canada
YSL Beaute Australia PTY Ltd (*)                                                                    Sydney, Australia
YSL Beaute NZ Ltd (*)                                                                           Auckland, New Zealand
YSL Beaute Middle East FZCO (*) (70%)                                                                      Dubai, UAE


                                                                 GUCCI
                                                              GUCCI GROUP

Sergio Rossi
---------------------------------------------------------------------------------------------------------------------
Region                                                                                              Registered Office
---------------------------------------------------------------------------------------------------------------------
Europe
Sergio Rossi S.p.A. (*)                                                                      San Mauro Pascoli, Italy
Ascot S.r.l.                                                                                          Florence, Italy
Sergio Rossi U.K. Limited (*)                                                                  London, United Kingdom
Sergio Rossi International S.A.R.L.                                                                        Luxembourg
Sergio Rossi Netherlands B.V.                                                              Amsterdam, The Netherlands

North America
Sergio Rossi U.S.A., Inc. (*)                                                                        New York, U.S.A.

Asia
Sergio Rossi Japan Limited (*)                                                                           Tokyo, Japan
Sergio Rossi Korea Ltd (*)                                                                         Seoul, South Korea


Boucheron
---------------------------------------------------------------------------------------------------------------------
Region                                                                                              Registered Office
---------------------------------------------------------------------------------------------------------------------
Europe
Boucheron S.A.S. (*)                                                                                    Paris, France
Boucheron Holding S.A.                                                                                  Paris, France
Parfums et Cosmetiques International S.A.S. (*)                                                         Paris, France
Boucheron U.K. Ltd (*)                                                                         London, United Kingdom
Boucheron International S.A. (*)                                                               Cadempino, Switzerland
Boucheron Luxembourg S.A.R.L                                                                               Luxembourg

North America
Boucheron (U.S.A.) Ltd (*)                                                                           New York, U.S.A.
Luxury Distribution, Inc.                                                                            New York, U.S.A.
Boucheron Joaillerie (USA) Inc.                                                                      New York, U.S.A.

Asia
Boucheron Japan Limited (*)                                                                              Tokyo, Japan
Boucheron Taiwan CO. Ltd (*)                                                                           Taipei, Taiwan


Balenciaga
---------------------------------------------------------------------------------------------------------------------
Region                                                                                              Registered Office
---------------------------------------------------------------------------------------------------------------------
Europe
Balenciaga S.A. (*) (91%)                                                                               Paris, France

America
Balenciaga America, Inc. (*) (91%)                                                                   New York, U.S.A.


                                                                 GUCCI
                                                              GUCCI GROUP

Bottega Veneta
---------------------------------------------------------------------------------------------------------------------
Region                                                                                              Registered Office
---------------------------------------------------------------------------------------------------------------------
Europe
Bottega Veneta U.K. Co. Limited (*) (78.5%)                                                    London, United Kingdom
Bottega Veneta France Holding S.A.S. (78.5%)                                                            Paris, France
B.V. Italia S.r.l. (*) (78.5%)                                                                         Vicenza, Italy
Bottega Veneta S.r.l. (*) (78.5%)                                                                      Vicenza, Italy
B.V. International S.A.R.L. (78.5%)                                                                        Luxembourg
Bottega Veneta B.V. (78.5%)                                                                Amsterdam, The Netherlands
Bottega Veneta France S.A. (*) (78.5%)                                                                  Paris, France
B. V. S.r.l. (*) (78.5%)                                                                               Vicenza, Italy
Bottega Veneta Germany GMBH (78.5%)                                                                   Berlin, Germany

America
Bottega Veneta Inc (*) (78.5%)                                                                       New York, U.S.A.

Asia
Bottega Veneta Hong Kong Limited (*) (78.5%)                                                         Hong Kong, China
Bottega Veneta Japan Limited (*) (78.5%)                                                                 Tokyo, Japan
Bottega Veneta Singapore Private Limited (*) (78.5%)                                             Singapore, Singapore
Bottega Veneta Korea Ltd (*) (78.5%)                                                               Seoul, South Korea
Bottega Veneta Guam (78.5%)                                                                                Guam, Guam


Alexander McQueen
---------------------------------------------------------------------------------------------------------------------
Region                                                                                              Registered Office
---------------------------------------------------------------------------------------------------------------------

Europe
Autumnpaper Limited (*) (51%)                                                                  London, United Kingdom
Birdswan Solutions Ltd (51%)                                                                   London, United Kingdom
Paintgate Limited                                                                              London, United Kingdom
Alexander McQueen Trading Ltd (*) (51%)                                                        London, United Kingdom


Stella McCartney
---------------------------------------------------------------------------------------------------------------------
Region                                                                                              Registered Office
---------------------------------------------------------------------------------------------------------------------

Europe
Stella McCartney Limited (*) (50%)                                                             London, United Kingdom
Stella McCartney France S.A.S. (*) (50%)                                                                Paris, France

America
Stella McCartney America Inc. (*) (50%)                                                     City of Wilmington, U.S.A


                                                                 GUCCI
                                                              GUCCI GROUP

Industrial Operations
---------------------------------------------------------------------------------------------------------------------
Region                                                                                              Registered Office
---------------------------------------------------------------------------------------------------------------------
Europe
Baruffi S.r.l. (*) (67%)                                                                                 Milan, Italy
Conceria Blu Tonic S.p.A. (*) (51%)                                                                       Pisa, Italy
Caravel Pelli Pregiate S.M. (*) (51%)                                                                 Florence, Italy
Regain 1957 S.M. (*) (70%)                                                                            Florence, Italy
Paoletti S.r.l. (*) (51%)                                                                             Florence, Italy
Tiger Flex S.r.l. (*) (75%)                                                                           Florence, Italy
Pigini S.r.l. (70%)                                                                                   Florence, Italy
Gauguin S.r.l.                                                                                        Florence, Italy
Gucci Immobiliare Leccio S.r.l. (*) (64%)                                                             Florence, Italy
Design Management S.r.l. (*)                                                                          Florence, Italy
John Field (*) (51%)                                                                           London, United Kingdom



(*) Principal operating companies
(**) Companies directly owned by Gucci Group N. V.


PRICE WATERHOUSECOOPERS


To the Supervisory Board and
the Shareholders of Gucci Group N.V.



Auditor's report

     Introduction
We have audited the accompanying consolidated balance sheets of Gucci Group N.V. as of January 31, 2004 and 2003, and the related consolidated statements of income, cash flows and changes in shareholders' equity and comprehensive income ("the consolidated financial information") for each of the three years in the period ended January 31, 2004. The consolidated financial information does not represent the statutory financial statements of the Company. The consolidated financial information are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial information based on our audit.

     Scope
We conducted our audit in accordance with International Standards on Auditing issued by the International Federation of Accountants and with auditing standards generally accepted in the Netherlands and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial information is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial information. An audit also includes assessing the accounting principles used and significant estimates made by manaagement, as well as evaluating the overall presentation of the consolidated financial information. We believe that our audit provide a reasonable basis for our opinion.

     Opinion
In our opinion, the consolidated financial information referred to above, present fairly, in all material respects, the consolidated financial position of Gucci Group N.V. as of January 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 2004 in conformity with International Financial Reporting Standards.

Since the consolidated financial information do not include the Corporate Financial Statements and related disclosures, these consolidated financial information do not meet all requirements as included in Part 9 of Book 2 of the Netherlands Civil Code.

     Additional Matters
International Financial Reporting Standards vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for the years ended January 31, 2004 and 2003 to the extent summarized in Note 23 to the financial statements.

April 19, 2004


/s/ PricewaterhouseCoopers Accountants N.V.
-------------------------------------------